Exhibit 2.1
PURCHASE AGREEMENT
BY AND BETWEEN
GOODRICH PETROLEUM COMPANY, L.L.C
AS SELLER
AND
SND OPERATING, L.L.C.
AS BUYER
October 27, 2010

(i)

EXHIBITS AND SCHEDULES

Exhibit A	Procedure for Claiming Title Defects and Adjusting the Base Purchase Price
Exhibit B-1	Form of Assignment, Conveyance and Bill of Sale (Texas)
Exhibit B-2	Form of Assignment, Conveyance and Bill of Sale (Louisiana)
Exhibit C	Form of FIRPTA Affidavit
Exhibit D	Form of Lease Maintenance and Cooperation Agreement

Schedule 1.48	Excluded Assets
Schedule 1.50	Pipelines
Schedule 2.7	Allocated Values
Schedule 3.3(a)	Leases
Schedule 3.3(b)	Wells
Schedule 3.4(a)	Property Agreements
Schedule 3.4(d)	Amounts Held in Suspense
Schedule 3.7	Pending AFE’s and expenditures
Schedule 3.14	Consents, Preferential Rights

(i)

PURCHASE AGREEMENT
This Agreement is made as of October ___, 2010, by and between GOODRICH PETROLEUM COMPANY, L.L.C, a Louisiana limited liability company (“Seller”), and SND OPERATING, L.L.C., a Texas limited liability company (“Buyer”).
RECITALS
A. Seller owns working interests in certain oil and gas leases located in DeSoto and Caddo Parishes, Louisiana and Angelina, Cherokee and Nacogdoches Counties, Texas, as further described on Schedule 3.3(a), attached hereto.
B. Seller desires to sell and Buyer desires to acquire the Assets (as herein defined) on the terms and under the conditions set forth in this Agreement.
AGREEMENT
The parties, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein and intending to be bound, agree as set forth below:
ARTICLE I
DEFINITIONS
When used in this Agreement, the following terms shall have the meanings specified:
     1.1. Action. “Action” means any action, claim, suit, litigation, arbitration or governmental investigation, judicial, administrative or otherwise.
     1.2. Agreement. “Agreement” means this Purchase Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.
     1.3. Allocated Value. “Allocated Value” means the monetary amount, for each Lease or Well, as determined by Buyer and set forth on Schedule 2.7. “Allocated Values” means more than one Allocated Value. Schedule 2.7 also sets forth the Working Interest and Net Revenue Interest of the Leases and Wells upon which Buyer based its calculation of the Allocated Value. The Allocated Value of a Lease, if not separately set forth on Schedule 2.7, shall be determined by multiplying the Allocated Value of the Well (or the total of the Allocated Values, if more than one) or Wells to which the Lease pertains by the proportion that the number of net mineral acres covered by the Lease bears to the number of net mineral acres in the unit applicable to the Well or Wells. In no event shall the Allocated Values being deducted pursuant to Exhibit A exceed the total Allocated Value of the Well(s) attributable to a Lease.
     1.4. Assets. “Assets” means, the following, limited, however, to the Shallow Rights:

          (a) the Property Agreements, including, without limitation, the Leases;
          (b) the Claims;
          (c) the Personal Property;
          (d) the Wells;
          (e) the Pipelines;
          (f) the Production; and
          (g) the Books and Records.
     1.5. Assignment. “Assignment” means the Assignment, Conveyance and Bill of Sale executed by Seller pursuant to this Agreement and providing for, among other things, warranty of title by, through and under Seller. The Assignment may be executed in multiple counterparts for recording in the various jurisdictions wherein the Assets are located. The Assignment will be substantially in the forms attached hereto as Exhibit B-1, with respect to Properties located in the State of Texas, and as Exhibit B-2, with respect to Properties located in the State of Louisiana.
     1.6. Assumed Liabilities. “Assumed Liabilities” means:
          (a) any liability or obligation arising out of or resulting from performance due on or after the Effective Time under any Property Agreement listed on Schedule 3.4(a) or the Leases;
          (b) any liability or obligation for Taxes relating to periods of time from and after the Effective Time or assessed or attributable to the Assets from and after the Effective Time (other than income or franchise Taxes of Seller);
          (c) any liability or obligation for properly plugging and abandoning the Wells and restoring the surface areas associated with the Wells in accordance and compliance with the rules and regulations of Governmental Authorities having jurisdiction and the terms of the Leases;
          (d) any liability or Losses attributable to a Title Defect for which the Base Purchase Price is decreased pursuant to Section 2.3(b)(iii) or which is not recoverable under the special warranty of title in the Assignment;
          (e) all Losses attributable to Environmental Liabilities in connection with the Assets arising before, on or after the Effective Time, except to the extent due to a breach of Seller’s representations hereunder; and
          (f) any liability or obligation related to the nonpayment (on or after the Closing Date) of the amounts held in suspense delivered to Buyer at Closing, shown on Schedule 3.4(d).

     1.7. AFE. “AFE” is defined in Section 3.7.
     1.8. Base Purchase Price. “Base Purchase Price” is defined in Section 2.2.
     1.9. Books and Records. “Books and Records” means, in whatever form or media expressed, true and complete copies of all books, records, files or copies thereof, in Seller’s possession relating directly to the Assets, including, without limitation, geological, plats, surveys, maps, cross sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and all related matters, division of interest records, division orders, lease files, title opinions, and abstracts, lease operating statements and other accounting information, gas marketing information and gas balancing information but excluding all Tax Returns and excluding all geophysical and seismic records to the extent and only to the extent that the transfer of such geophysical or seismic records would violate existing licensing or other contractual restrictions on such transfer.
     1.10. Business Day. “Business Day” means any day other than (i) a Saturday or Sunday; or (ii) a day on which commercial banks in New York, New York or Houston, Texas, are closed.
     1.11. Buyer. “Buyer” is defined in the introductory paragraph.
     1.12. Buyer Claim. “Buyer Claim” means a claim for indemnification by Buyer pursuant to Section 8.2(b).
     1.13. Buyer Claim Notice. “Buyer Claim Notice” is defined in Section 8.2(b).
     1.14. Buyer Indemnified Party. “Buyer Indemnified Party” is defined in Section 8.2(a).
     1.15. Claims. “Claims” means all claims and causes of action in favor of the Seller arising with respect to the Assets occurring after the Effective Time but excluding any such claims or causes of action attributable to any Retained Liabilities.
     1.16. Closing. “Closing” means the conference held at 10:00 a.m., local time, on the Closing Date, at the offices of Encana Oil & Gas (USA), Inc. in Dallas, Texas, or such other location as the parties may mutually agree in writing..
     1.17. Closing Date. “Closing Date” means the earlier of: (i) December 17, 2010, or (ii) such other date as the parties may mutually agree in writing.
     1.18. Code. “Code” means the Internal Revenue Code of 1986, as amended.
     1.19. Commission. “Commission” means the Railroad Commission of Texas or the Louisiana Conservation Commission as applicable.
     1.20. Consent Period. “Consent Period” is defined in Section 7.3(a).

     1.21. Corporate and Tax Provisions. “Corporate and Tax Provisions” is defined in Section 8.1(b).
     1.22. Deep Rights. “Deep Rights” means all intervals, formations, strata and depths located below the subsurface depth which is the stratigraphic equivalent of the base of the Cotton Valley Sand Formation, (i) with respect to the Raintree-Loco Bayou Field, being the correlative measured depth of 14,303 feet on the electric log of the Tom Brown/Encana #3 P.G. Crossman well, located in the J. Durst Survey, A-201, Angelina County, Texas, (ii) with respect to the Naconichie Creek Field, being the correlative measured depth of 13,245 on the electric log of the Goodrich #2 Middlebrook well, located in the A. Sanchez Survey, A-501, Nacogdoches County, Texas, (iii) with respect to the East Gates Field, being the correlative measured depth of 13,543 feet on the electric log of the Amoco #1 G.H. Henderson well, located in the W.H. White Survey, A-645, Angelina County, Texas, and (iv) with respect to the Bethany-Longstreet Field, being the correlative measured depth of 10,020 feet on the electric log of the Goodrich #2 E. Talbert well, located in Section 15-T14N-R16W, Caddo Parrish, Louisiana.
     1.23. Effective Time. For purposes of this Agreement, “Effective Time” means 9:00 a.m. Central prevailing time on July 1, 2010.
     1.24. Environmental Laws. “Environmental Laws” means any and all Laws, regulations or other requirements issued by a Governmental Authority, relating to public health or safety, or to pollution or protection of the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Toxic Substances Control Act (“TSCA”), the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act (“HMTA”), the Oil Pollution Act of 1990, all as amended, and any state laws implementing or analogous to the foregoing federal laws, and all other laws relating to or regulating emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (“PCBs”), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Substances or wastes.
     1.25. Environmental Liabilities. “Environmental Liabilities” means all liabilities that relate to the Assets with respect to the environment, whether or not caused by a breach of any Environmental Laws and whether or not resulting from operations conducted by Seller or any other party with respect to the Assets, including without limitation, liabilities related to the environment arising from:
          (a) Transportation, storage, use or disposal of toxic or hazardous substances or hazardous, dangerous or non-dangerous oilfield substances or waste;
          (b) Release, spill, escape or emission of toxic or hazardous substances;
          (c) Any other pollution or contamination of or damage to the environment;

          (d) Damages and losses suffered by third parties (other than Seller’s employees and contractors) including without limitation, damage to property, personal injury and death); and
          (e) Obligations to take action to prevent or rectify damage to or protect the environment.
For purposes of this Agreement, the “environment” means the air, the surface and subsurface of the earth, bodies of water, (including without limitation, rivers, streams, wetlands, lakes and aquifers) and plant and animal life.
     1.26. Excluded Assets. “Excluded Assets” means the following assets, which will be retained by Seller at Closing:
          (a) all rights, title, and interest of Seller in and to the Deep Rights, including all interests in the oil and gas leases listed on Schedule 3.3(a) to the extent of the Deep Rights and any other rights, titles, interests, permits, or privileges that relate directly to or are used in connection with the Deep Rights, including exploration for, drilling for, development of, operations for, and production, transportation, processing, and marketing of Hydrocarbons from the Deep Rights and equal rights of ingress and egress to and from the lands covered by the leases listed on Schedule 3.3.(a), but not including rights to deepen existing wellbores producing from the Shallow Rights in order to produce or explore the Deep Rights;
          (b) (i) all trade credits, accounts receivable, notes receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time, (ii) all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets with respect to any period of time prior to the Effective Time, and (iii) funds attributable to third parties for Production prior to the Effective Time except such funds as have been suspended or impounded by Seller;
          (c) all claims and causes of action of Seller (other than Claims) (i) arising from acts, omissions, or events, or damage to or destruction of property occurring prior to the Effective Time; or (ii) affecting any of the other Excluded Assets;
          (d) all rights, titles, claims, and interests of Seller (other than Claims) arising prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance proceeds or awards;
          (e) all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or attributable to such oil and gas;
          (f) claims of Seller for refund of, or loss carry forwards with respect to (i) production, ad valorem, property, severance, excise, or any other Taxes attributable to the Assets during any period prior to the Effective Time, (ii) income or franchise taxes imposed on Seller or its Affiliates, or (iii) any other Taxes attributable to any of the other Excluded Assets;

          (g) all amounts due or payable to Seller as adjustments or refunds under any contracts, with respect to periods prior to the Effective Time, specifically including (i) credits, adjustments, or refunds under any order, act, statute, rule, law, or regulation, and (ii) amounts recoverable from audits under operating agreements, but excluding all rights and interests with respect to Imbalances as of the Effective Time;
          (h) all amounts due or payable to Seller as adjustments to insurance premiums related to any period prior to the Effective Time;
          (i) all proceeds, benefits, income, or revenues accruing (and any security or other deposits made) with respect to (i) the Assets prior to the Effective Time, and (ii) any of the other Excluded Assets;
          (j) any seismic, geochemical, and geophysical information and data, licensed by unaffiliated third parties to Seller and not authorized to be transferred to Buyer;
          (k) all of Seller’s and its affiliates’ intellectual property, including proprietary computer software, patents, trade secrets, copyrights, names, marks, and logos, but not including proprietary seismic, geochemical, and geophysical information and data;
          (l) any Personal Property, including but not limited to pipelines, fixtures, tanks, or equipment, located on the Assets that belong to third parties (other than affiliates of Seller), such as lessors or purchasers of Hydrocarbons;
          (m) any Property Agreement the transfer of which to Buyer is prohibited by any bona fide third party restriction or legal requirement and of which the necessary consents to transfer are not obtained as contemplated by Section 7.3;
          (n) all documents of Seller that may be protected by an attorney-client privilege;
          (o) all SCADA and similar data communication devices, all software and licenses related thereto (the “Radio Equipment”); and
          (p) the assets described on Schedule 1.26.
     1.27. Final Settlement Statement. “Final Settlement Statement” is defined in Section 2.6(a).
     1.28. Final Settlement Date. “Final Settlement Date” is defined in Section 2.6(b).
     1.29. Governmental Authority. “Governmental Authority” means any federal, state, provincial, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

     1.30. Hazardous Substances. “Hazardous Substances” means any substance or material which, if present in the environment could, under applicable law, require assessment, remediation, or corrective action including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products which are classified as hazardous, toxic, radioactive (including naturally occurring radioactive materials), dangerous, or otherwise regulated by, or form the basis for liability under, any Environmental Laws including but not limited to any polluting substances, hazardous wastes under RCRA, hazardous substances under CERCLA, toxic substances under TSCA, hazardous materials under HMTA, or comparable materials or classification under any other of the Environmental Laws.
     1.31. Hydrocarbons. “Hydrocarbons” means oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons, and products refined therefrom.
     1.32. Imbalances. “Imbalances” means over-production or under-production or over-deliveries or under-deliveries with respect to gas produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, and imbalances under gathering or transportation agreements.
     1.33. Knowledge. “Knowledge” means, with respect to Seller, the actual or constructive knowledge of any employee of Seller who has any supervisory or managerial authority with respect to any of the Assets, without a duty of further investigation.
     1.34. Laws. “Laws” means any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder, all of the foregoing as in effect on the date hereof.
     1.35. Lease. “Lease” (individually) and “Leases” (collectively) means, with respect to the Shallow Rights only, the oil, gas, and/or mineral leases owned by Seller and described on Schedule 3.3(a).
     1.36. Lease Burdens. “Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Leases or production therefrom, that are: (i) legally binding and enforceable at law or in equity; and (ii) the obligation with respect to which was created prior to the Effective Date, whether or not conveyed or of record prior to such date.
     1.37. Lease Maintenance and Cooperation Agreement. “Lease Maintenance and Cooperation Agreement” means the agreement attached hereto as Exhibit D.
     1.38. Liens. “Liens” means any lien, charge, encumbrance, or similar contractual right affecting a Lease to the benefit of a third party.
     1.39. Like Kind Exchange. “Like Kind Exchange” is defined in Section 7.1(f).

     1.40. Losses. “Losses” is defined in Section 8.2(a).
     1.41. Material Adverse Effect. “Material Adverse Effect” or “Material Adverse Change” means a material adverse effect on or change in (or any development that, insofar as reasonably can be foreseen, is reasonably likely to have a material adverse effect on or change in) the Assets which has the effect of reducing the value of the Assets by an amount exceeding $500,000.00, other than any change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) affecting the oil and gas or energy industry generally, such as fluctuations in the price of oil or gas, or (iii) resulting from the execution or performance of this Agreement or the announcement thereof.
     1.42. Maximum Indemnity Amount. “Maximum Indemnity Amount” is defined in Section 8.4.
     1.43. Net Revenue Interest. “Net Revenue Interest” means the decimal ownership of the lessee in production from a Lease, after deducting all applicable Lease Burdens.
     1.44. Operated Wells. “Operated Wells” means the Wells operated by Seller.
     1.45. Permitted Encumbrances. “Permitted Encumbrances” means: (A) Liens, including without limitation, materialmen’s, mechanic’s, repairmen’s, employee’s, contractor’s, operator’s, Tax and other similar Liens arising pursuant to operations or in the ordinary course of business incidental to construction, maintenance, or operation of the Leases, so long as such Lien is discharged at or prior to Closing; (B) Lease Burdens that do not operate to reduce the Net Revenue Interest of Seller in any Lease to an amount less than that shown on Schedule 3.3(b) for such Lease; (C) division orders and sales contracts relating to hydrocarbons; (D) all rights to consent by, required notices to, and filings with or other actions by Governmental Authorities, if any, in connection with the change of ownership or control of an interest in any Lease; (E) easements in respect of surface operations, pipelines, or the like and easements on, over or in respect of the Leases that are not such as to interfere materially with the operation or use of the Leases; (F) all other inchoate Liens affecting any of the Leases that individually or in the aggregate are customary in the industry and are not such as to interfere materially with the operation, value or use of any of the Leases, and which do not reduce the Net Revenue Interest of the Leases to less than the applicable Net Revenue Interest set forth on any part of Schedule 3.3(b) and do not obligate Seller to bear costs and expenses relating to the maintenance, development and operation of any of the Leases in an amount greater than the applicable Working Interest set forth on any part of Schedule 3.3(b); (G) all applicable Laws, rules and orders of any Governmental Authority; (H) inchoate Liens for Taxes not due and payable before the Closing Date; and (I) all matters otherwise constituting Title Defects, but which do not operate to reduce the Allocated Value of the affected Asset by at least $10,000.00.
     1.46. Person. “Person” means any individual, partnership, joint venture, trust, corporation, limited liability company or other legal entity.
     1.47. Personal Property. “Personal Property” means all of Seller’s interest in all of the tangible personal property, fixtures and improvements now and as of the Effective Time on,

appurtenant to or used solely in connection with or acquired for use in connection with the Assets or with the production, treatment, storage, sale or disposal of Hydrocarbons, water or other minerals or substances produced from the Leases, including, without limitation, all Wells, wellhead equipment, fixtures, casing and tubing, all production, storage, treating, compression, dehydration, delivering, salt water disposal and pipeline fixtures, and other facilities of every kind, character and description, used or usable solely in connection with the production, treatment, storage, delivery, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Assets, excluding, however, any wells, personal property and equipment listed on Schedule 1.28.
     1.48. Pipelines. “Pipelines” means, other than the Excluded Assets, those facilities described on Schedule 1.48 attached hereto and any and all leases, right-of-way agreements, easements used or held for use primarily in connection with the operation of the Assets, including but not limited to, all associated pipe, valves, JT units, gas treating plants, gas processing plants, and all other associated installed personal property related to the Assets;
     1.49. Preliminary Settlement Statement. “Preliminary Settlement Statement” is defined in Section 2.5(a).
     1.50. Production. “Production” means all of Seller’s right, title and interest in the Hydrocarbons produced from the Leases, and the accounts and proceeds from the sale thereof to the extent the Production has been produced, or accrued, or is held on the Leases or in the tanks from and after the Effective Time and is attributable to the Shallow Rights.
     1.51. Properties. “Properties” means the lands associated with and subject to the Leases, to the extent, and only to the extent, that such lands have been used in connection with the exploration or drilling for, or production of, Hydrocarbons under the terms of the Leases. “Property” refers to any one of the Properties, individually.
     1.52. Property Agreements. “Property Agreements” means, to the extent affecting the Shallow Rights, the Leases, pooling and unitization agreements, hydrocarbon purchase and sale contracts and transportation agreements, farmouts, joint operating agreements, surface leases, and similar agreements affecting the Shallow Rights.
     1.53. Purchase Price. “Purchase Price” is defined in Section 2.4(a).
     1.54. QEAT. “QEAT” is defined in Section 7.1(g).
     1.55. QI. “QI” is defined in Section 7.1(f).
     1.56. Radio Equipment. “Radio Equipment” is defined in Section 1.26.
     1.57. Referral Firm. “Referral Firm” is defined in Section 2.6(c).
     1.58. Required Consents. “Required Consents” is defined in Section 7.3(a).

     1.59. Retained Liabilities. “Retained Liabilities” means all liabilities and obligations of Seller, whether such liabilities or obligations relate to payment, performance or otherwise, other than the Assumed Liabilities.
     1.60. Seller. “Seller” is defined in the introductory paragraph. When used herein, the term Seller may also mean each of the Persons constituting Seller individually, as appropriate to the context in which the term is used.
     1.61. Seller Claim. “Seller Claim” means a claim to indemnification by Seller pursuant to Section 8.3(a).
     1.62. Seller Claim Notice. “Seller Claim Notice” is defined in Section 8.3(b).
     1.63. Seller Indemnified Party. “Seller Indemnified Party” is defined in Section 8.3(a).
     1.64. Shallow Rights. “Shallow Rights” means all intervals, formations, strata and depths from the surface of the earth to the top of the Deep Rights.
     1.65. Taxes. “Taxes” means any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any Governmental Authority, including any interest, penalties, fines, assessments or additions imposed with respect to the foregoing.
     1.66. Tax Returns. “Tax Returns” means any report, return, information statement, payee statement or other information required to be provided to any Governmental Authority, with respect to Taxes, including any return of an affiliated, combined or unitary group, and any and all work papers relating to any Tax Return.
     1.67. Title Defect. “Title Defect” or “Title Defects” means any condition, other than Permitted Encumbrances, that now or in the future: (A) reduces Seller’s Net Revenue Interest in any of the Wells to less than the amount as shown on Schedule 3.3(b) for such Well; (B) increases Seller’s Working Interest as set forth on Schedule 3.3(b) for such Well (other than increases that would result in the Net Revenue Interest in such Lease or Well being proportionately increased); or (C) imposes on any of the Leases or Wells any Lien, other than a Permitted Encumbrance provided, however, that the following will not constitute Title Defects: (i) defects or irregularities of title as which the relevant statutes of limitations would bar any attack or claim against Seller’s title; (ii) liens, obligations, defects or irregularities affecting the Assets that would be waived by a prudent operator experienced in the acquisition and divestiture of producing properties; (iii) defects or irregularities in the chain of title consisting of the failure to recite marital status; (iv) defects or irregularities resulting from or related to probate proceedings or the lack thereof that have been outstanding for twenty-five years or more; and (vi) any defect of title that affects only the title to the Deep Rights.
     1.68. Title Defect Mechanism. “Title Defect Mechanism” means the procedure whereby the Purchase Price is adjusted to compensate for variations in the Allocated Values caused by Title Defects. The Title Defect Mechanism is set forth in Exhibit A.

     1.69. Well. “Well” or “Wells” means the oil or gas well specifically identified on Schedule 3.3(b), and includes the Operated Wells.
     1.70. Working Interest. “Working Interest” means that interest which bears a share of all costs and expenses proportionate to the interest owned, associated with the exploration, development and operation of a Lease and the Wells associated therewith, that the owner of a Lease is required to bear and pay by reason of such ownership, expressed as a decimal.
ARTICLE II
PURCHASE AND SALE
     2.1. Purchase and Sale.
          (a) At the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in and to the Assets; provided, however, the Excluded Assets are not a part of the Assets and will not be conveyed or purchased hereunder, but will be excluded from this transaction.
          (b) At the Closing, Buyer shall assume and become obligated to pay, perform, or otherwise discharge the Assumed Liabilities.
          (c) Notwithstanding anything herein to the contrary, Buyer shall not acquire any right or interest in any properties of Seller other than the Assets or in any proceeds of production produced and sold from the Assets prior to the Effective Time or in any payments due Seller for production from the Assets prior to the Effective Time.
     2.2. Purchase Price. The base purchase price (the “Base Purchase Price”) will be U.S. Sixty Nine Million Nine Hundred Thousand Dollars (U.S. $69,900,000.00), paid in cash as hereafter provided.
     2.3. Adjustments to Base Purchase Price.
          (a) To determine the Purchase Price (as herein defined), the Base Purchase Price shall be increased by the following amounts:
          (i) the amount of all ad valorem, production, severance, property or similar Taxes paid by Seller and relating to the Assets for periods from and after the Effective Time, calculated in a similar fashion as set forth in Section 2.3(b)(i);
          (ii) the aggregate amount of any and all operating costs paid by Seller that relate to the Assets for periods from and after the Effective Time (excluding amounts for which the Base Purchase Price is increased pursuant to Section 2.3(a)(i) above), including, but not limited to, lease operating expenses, transportation and marketing expenses, lease payments, severance and production Taxes and producing overhead rates;

          (iii) the aggregate amount of any and all capital expenditures actually made by Seller or on Seller’s behalf in accordance with the terms of this Agreement and that relate to the Assets for periods from and after the Effective Time; and
          (iv) any other amount agreed upon by the parties in writing.
          (b) To determine the Purchase Price, the Base Purchase Price shall be decreased by the following amounts:
          (i) the amount of all of Seller’s unpaid ad valorem, production, severance, property or similar Taxes relating to the Assets, to the extent that such unpaid Taxes relate to periods of time before the Effective Time (to the extent that any such amount has not been finally determined by Closing or any other date of determination, such amount will be estimated based upon the amount paid for the previous year for the same Asset or Assets). Such Taxes with respect to a period which the Effective Time splits shall be prorated based on the number of days in such period which fall on each side of the Effective Time; provided however, to the extent that such Taxes are computed based on the production from the Assets, such Taxes shall be prorated between the parties based on the period in which such Production which is the basis for such calculation occurs, in the same manner as the parties are entitled to receive (or be credited with) such production pursuant to the terms hereof;
          (ii) amounts equal to all revenues (net of royalty, overriding royalty payments and similar such payments) collected by Seller that are attributable to Production from the Assets (but not taking into account any hedges) and relating to periods of time from and after the Effective Time;
          (iii) to the extent such amount exceeds the Title Defect Basket, the aggregate of the Title Defect Amounts (as defined in the Title Defect Mechanism) with respect to those Title Defects that are asserted during the Title Examination Period and agreed to by Seller;
          (iv) the amounts held in suspense as shown on Schedule 3.4(d); and
          (v) any other amount agreed upon by the parties in writing.
     2.4. Procedure for Determination and Payment of Purchase Price.
          (a) The amount of money to be paid by Buyer in consideration of the sale and delivery of the Assets to Buyer in accordance with this Agreement will be determined by adding to or subtracting from the Base Purchase Price, as applicable, each adjustment to be made to the Base Purchase Price pursuant to Sections 2.3(a) and 2.3(b) (the Base Purchase Price, as so adjusted, will be referred to herein as the “Purchase Price”).
          (b) At the Closing, subject to Sections 7.1(f) and 7.1(g), Buyer will pay the Purchase Price, by wire transfer in immediately available funds to an account which Seller has designated in writing to Buyer no later than 2 Business Days prior to the Closing Date.

     2.5. Preliminary Settlement Statement.
          (a) Seller shall prepare and deliver to Buyer, not later than 3:00 p.m. Central Standard Time on the date that is 5 Business Days prior to the Closing Date, a statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of each adjustment to be made in accordance with Sections 2.3(a) and (b). Buyer may dispute in good faith Seller’s estimate of the amount of such adjustments by delivering to Seller written notice of any disputes no later than 5:00 p.m., Central Standard Time on the date that is 3 Business Days prior to the Closing Date. Buyer and Seller shall use commercially reasonable efforts to resolve any such dispute prior to Closing; provided, that any and all amounts so disputed or other adjustments claimed by Seller and not resolved by mutual agreement of Buyer and Seller prior to Closing shall be resolved in accordance with Section 2.6 and Closing shall occur with payment of the Purchase Price less the amount of the disputed items, notwithstanding any such dispute; provided, however Title Defects shall be addressed as set forth in Sections 2.3(b)(iii) and the Title Defect Mechanism.
          (b) After the Closing, the Purchase Price shall be subject to further adjustment pursuant to Section 2.6, and neither Seller’s delivery of an estimate of adjustments pursuant to this Section 2.5, the delivery of a dispute notice by Buyer pursuant to this Section 2.5, nor the failure to deliver any such dispute notice shall bar any such further adjustments pursuant to Section 2.6.
     2.6. Final Settlement Statement.
          (a) On or before the 90th day after the Closing, Seller shall prepare and deliver to Buyer in accordance with this Agreement, a statement (the “Final Settlement Statement”) setting forth:
          (i) Seller’s calculation of the final adjustments to be made to the Base Purchase Price pursuant to Section 2.3, other than adjustments for any Title Defects that have been submitted to dispute resolution in accordance with the Title Defect Mechanism; and
          (ii) the final amounts due for any Title Defects cured by Seller after the Closing, or resolved in Buyer’s favor after the Closing.
          (b) Within 20 days after receipt of the Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and the reasons for those changes. The parties shall attempt to agree to the amounts due pursuant to such adjustments, including any disputed amounts, no later than 30 days after Buyer’s receipt of the Final Settlement Statement.
          (c) If Seller and Buyer are unable to agree upon the Final Settlement Statement by the 45th day after Buyer’s receipt of same, the Parties will refer the Final Settlement Statement and any necessary supporting information to KPMG LLP (or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing) (the “Referral Firm”). The Referral

Firm will be directed to review Seller’s Final Settlement Statement and the records relating to the Assets and determine the final adjustments, other than adjustments for Title Defects which shall be determined in accordance with the Title Defect Mechanism. With respect to any matters under this Agreement to be resolved by the Referral Firm, neither the Referral Firm nor any person employed by the Referral Firm will interpret the provisions of this Agreement unless otherwise agreed by Seller and Buyer. With respect to any matters for which interpretation of this Agreement is required pursuant to settlement of matters under this Section 2.6, and for which Buyer and Seller cannot agree on such interpretation, such matter shall be submitted to arbitration in a similar manner as set forth in Exhibit A, paragraph 8 regarding Title Defect disputes and the Referral Firm shall decide all other matters specified in this Section 2.6. The decision of the Referral Firm shall be binding on Buyer and Seller, and the fees and expenses of the Referral Firm shall be borne one-half each by Buyer and Seller. The Referral Firm shall deliver its final calculation of the Purchase Price in writing to Buyer and Seller as soon as practicable, and the parties shall pay and receive the final adjustment amount, no later than the 5th Business Day following the owing party’s receipt from the Referral Firm of the final Purchase Price determination.
          (d) The date that is the later of: (i) the 30th day following Buyer’s receipt of the Final Settlement Statement; or (ii) the date on which the last of all disputed adjustments, if there are any, is settled, will be the “Final Settlement Date.” No later than five Business Days after the Final Settlement Date, the Party owing the greater amount in accordance with the approved Final Settlement Statement must pay the other Party the net difference, by wire transfer of immediately available funds.
          (e) The parties will, and will cause their representatives to, cooperate and assist in the preparation of the Final Settlement Statement and the conduct of the reviews and audits referred to in this Section 2.6, including but not limited to making available books, records and personnel as reasonably required.
     2.7. Allocation of Purchase Price.
          (a) Buyer has prepared Schedule 2.7, setting forth the Allocated Values of the Leases and the Wells.
          (b) Seller and Buyer agree that they shall allocate the Purchase Price among the Assets for Tax purposes in a manner consistent with Section 1060 of the Code and the regulations thereunder based upon the fair market value of the Assets. If Seller and Buyer cannot agree on the purchase price allocation, they shall appoint an independent accounting firm to make such allocation. The costs of such accounting firm shall be shared equally by Seller and Buyer. The purchase price allocation shall be agreed upon before the earliest due date of the Tax Returns of Seller and Buyer for the year in which Closing occurs. Seller and Buyer agree to file all information reports and Tax Returns (including IRS Form 8594 and any amended Tax Returns or claims for refund) in a manner consistent with the purchase price allocation agreed upon under this Section 2.7; provided, however, that (i) Buyer’s cost for the Assets may differ from the total amount allocated thereunder to reflect Buyer’s capitalized transaction costs not included in the amount allocated, and (ii) Seller’s amount realized on the sale of the Assets may differ from the total amount so allocated to reflect Seller’s transaction costs that reduce the amount realized.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     3.1. Organization. Seller represents and warrants to Buyer that:
          (i) it is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Louisiana;
          (ii) it has full corporate power and authority to conduct its business as it is now being conducted and to own the Assets (or to lease those Assets leased by it);
          (iii) it is in good standing and qualified to do business in Louisiana and Texas and in each other jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent, materially delay or affect consummation of the transactions contemplated hereby;
          (iv) the execution, delivery and performance of this Agreement have been authorized by all necessary corporate action on the part of Seller, and no further corporate actions on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement, and all of the other documents or instruments required to be executed and delivered by Seller at Closing have been, or at Closing will be, duly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof and thereof by Buyer) are, or will be at Closing, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).
     3.2. No Violation or Conflict; Consents; Preferential Rights. Seller represents and warrants to Buyer that:
          (a) Except as set forth on Schedule 3.2, the execution, delivery and performance of this Agreement and all of the other documents and instruments contemplated hereby to which such Seller is a party does not and will not:
          (i) conflict with, violate or breach any Laws, judgment, order or decree binding on Seller or otherwise affecting the Assets in which Seller has an interest, or result in a breach of, or default under, or result in the creation of any Lien on, the organizational documents of Seller (as applicable), or any material contract to which Seller is a party or by which it or Seller’s interest in the Assets is bound or affected; or

          (ii) give any party to any of the Property Agreements to which Seller is a party, or by which Seller is bound, any right of termination, breach, cancellation, acceleration or modification thereunder.
          (b) Subject to Section 7.3, and except as set forth on Schedule 3.2, there are no:
          (i) preferential rights to purchase any of Seller’s interest in the Assets;
          (ii) rights of first refusal with respect to any of Seller’s interest in the Assets; or
          (iii) notices, approvals, filings or consents required by any Governmental Authority or other third party in order to validly assign any of Seller’s interest in the Assets.
          (c) There are no Liens on any of Seller’s interest in the Assets, other than matters included in the definition of Permitted Encumbrances and liens which will be released on or before Closing.
     3.3. Title. Seller represents and warrants to Buyer that:
          (a) Schedule 3.3(a) is a complete and accurate list of all of the Leases and includes, for each Lease: (i) recordation information in the applicable public records; (ii) a description of the gross number of acres of land covered by the Lease; and (iii) the net number of mineral acres of Shallow Rights covered each Lease.
          (b) Schedule 3.3(b) sets forth:
          (i) a complete list of the Wells being transferred to Buyer as a result of this transaction;
          (ii) Seller’s Working Interest and Net Revenue Interest in the Shallow Rights in each Well; and
          (iii) the operator of each Well.
     3.4. Property Agreements. Seller represents and warrants to Buyer that:
          (a) Schedule 3.4(a) lists the Property Agreements affecting the Shallow Rights, other than the Leases (which are set forth on Schedule 3.3(a)). To Seller’s Knowledge, the Property Agreements set forth on Schedule 3.4(a) affecting the Operated Wells: (i) are in full force and effect as to all provisions required to operate the Leases in a manner consistent with Seller’s current operations, and (ii) neither Seller nor any other party to any such Property Agreement is in breach of any of its material obligations thereunder.

          (b) There are no wellhead Imbalances as of the Effective Date. In any given month, there may exist Imbalances between the Pipeline and downstream gathering and transportation arrangements. All such Imbalances are cashed out on a monthly basis.
          (c) Seller is in pay status with respect to each Well and is receiving revenues on a current basis with respect to each Well.
          (d) All royalties and other payments to third parties out of production have been timely paid, except those amounts held in suspense and set forth, by Well, on Schedule 3.4(d).
     3.5. Litigation. Seller represents and warrants to Buyer that there is no Action, or any order, decree or judgment, now pending or in effect, or, to the Knowledge of Seller, threatened against Seller’s interest in the Assets.
     3.6. Taxes. Seller represents and warrants to Buyer that:
          (a) There are no Liens for Taxes on Seller’s interest in the Assets, except for Taxes not yet due, and there is no unpaid Tax payable by such Seller for which Buyer would become liable by reason of purchasing the Assets hereunder. Such Seller has filed or will file all federal, state, local and other Tax reports and returns required to be filed by such Seller in connection with its ownership or operation of the Assets.
          (b) None of the Leases is subject to any tax partnership, as defined in Section 761 of the Code.
          (c) Seller is not a nonresident alien or foreign corporation (as those terms are defined in the Code).
     3.7. Commitments. Seller represents and warrants that except as set forth on Schedule 3.7, there are no pending authorizations for expenditures (“AFEs”) or other capital commitments or expenditures in excess of $100,000.00 per activity, net to Seller, with respect to any drilling or other operations to be conducted on the Assets.
     3.8. Commissions. Seller represents and warrants that Buyer shall have no obligation or liability for any broker commission, finder’s fee or similar arrangement with respect to this transaction.
     3.9. Area of Mutual Interest and Other Agreements. The Assets are not subject to any areas of mutual interest or similar agreements except as set forth on Schedule 3.9.
     3.10. No Alienation. Seller has not, within 120 days of the date of this Agreement, sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Assets, other than (a) production sold in the ordinary course of Seller’s business, (b) equipment which was worthless, obsolete or replaced by equipment of equal suitability and value, and (c) the Radio Equipment.

     3.11. Take or Pay Arrangements. Except for pipeline Imbalances that are settled on a monthly basis, to Seller’s Knowledge, the Seller has not received any prepayments or buydowns, or entered into any take or pay arrangements, such that Seller is obligated after the Effective Time or will be obligated after Closing to make deliveries of oil and/or gas from the Assets without receiving full payment therefor, or make refunds of amounts previously paid under such contracts or arrangements.
     3.12. Environmental Matters. To Seller’s Knowledge, the Assets have been and are being operated in material compliance with all Environmental Laws;
          (b) Seller has not been notified in writing by any Governmental Authority or third-party that any of the Assets is the subject of any investigation or inquiry by any Governmental Authority or other third-party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Substances or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substances or investigation or inquiry remains unresolved as of the date hereof;
          (c) Neither Seller, nor, to Seller’s Knowledge, any other person has filed any notice under any federal, state or local law indicating that (i) Seller is responsible for the improper release and to the environment, or the improper storage or disposal, of any Hazardous Substances or (ii) any Hazardous Substances improperly stored or disposed of upon the assets;
          (d) To Seller’s Knowledge, Seller does not have any material liability (contingent or otherwise) in connection with (i) the release or threatened release into the environment at, beneath or on the Assets or (ii) the storage or disposal of any Hazardous Substances thereon;
          (e) To Seller’s Knowledge, Seller has not received in writing any claim, complaint, notice, inquiry or request for information from any Governmental Authority involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Laws or regarding current or potential liability under any Environmental Laws or any personal injury, property damage or natural resource damage claim relating to operations or conditions of the Pipelines or the other Assets (including offsite release of any Hazardous Substances from the Pipelines or the Leases);
          (f) To Seller’s Knowledge, no Asset is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or clean up;
          (g) To Seller’s Knowledge, Seller is not directly transporting, has not directly transported, is not directly arranging for the transportation of, or has not directly transported, any Hazardous Substances to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Assets for remedial work, damage to natural resources or personal injury, including claims under CERCLA; and

          (h) There are no sites, locations or operations with respect to the Pipelines or the other Assets at which the Seller is obligated to undertake, is currently undertaking any remedial or response action relating to any disposal or release, as required by other Environmental Laws.
     3.13. Compliance with Laws. To the knowledge of Seller, Seller and each third party operator of any of the Assets is in possession of all material permits necessary to own, lease and operate such Assets and to carry on its business with respect to the Assets as it is now being conducted, except where the failure to be in possession of any of the permits would not have a Material Adverse Effect and there is no action proceeding or to Seller’s Knowledge, investigation pending or threatened regarding suspension or cancellation of any of the permits. To Seller’s Knowledge, each third party operator of the Assets is not in conflict with or in default or violation of (a) any law to which any of the Assets is bound or subject, or (b) any of the permits, except where such conflict, default or violation would not have a Material Adverse Effect.
     3.14. Wells. To Seller’s Knowledge, all wells have been located, drilled and completed in substantial compliance with all laws applicable thereto except for the failure to be in substantial compliance with all laws applicable thereto will not have a Material Adverse Effect. To Seller’s Knowledge, there are no wells that (i) Seller is currently obligated by applicable law to plug and abandon because they are incapable of producing, (ii) Seller will be obligated by law to contract to plug and abandon with a lapse of time or upon notice or both because such wells are not currently capable of producing, or (iii) have been plugged and abandoned in a manner that does not comply with all applicable requirements of each Governmental Authority having jurisdiction over the Leases.
     3.15. Intellectual Property. Seller does not own or use any intellectual property in the ownership and operation of the Assets. Seller has received no written notice, and had no knowledge, of any infringement or unauthorized or unlawful use of any intellectual property by Seller or any allegation that Seller’s use of such intellectual property has infringed similar properties of others.
     3.16. Hedging Arrangements. The Assets are not subject to any oil sales, gas sales, gathering or transportation contracts which include provisions for hedging, price, risk management or other such financial arrangements or transactions which will affect or burden the Assets from and after the Closing Date.
     3.17. Equipment. All equipment situated upon or connect to presently producing wells and included within the Assets is in good working condition and Seller has unencumbered title thereto.
     3.18. Condemnation. There is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

     3.19. Affiliate Transactions. Seller is not a party to any contracts or agreements with its affiliates pertaining to the ownership or operation of the assets.
     3.20. Temporarily Abandoned Wells. Seller is in compliance with all mechanical integrity testing obligations in connection with temporarily abandoned wells.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF BUYER
Buyer hereby represents and warrants to Seller:
     4.1. Organization. Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of Texas. Buyer is, or at the time of Closing will be, duly qualified as a foreign limited liability company in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent, materially delay or affect consummation of the transactions contemplated hereby.
     4.2. Authorization. Buyer has full entity power and authority to execute, deliver and perform this Agreement and each agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby. Buyer’s execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite entity action. This Agreement and all agreements or instruments executed by Buyer in connection herewith or delivered by Buyer pursuant hereto have been or will be duly executed and delivered by Buyer, and this Agreement and all agreements and instruments executed by Buyer in connection herewith or delivered by Buyer pursuant hereto constitute and will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).
     4.3. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and each agreement or instrument executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the passage of time, or both, (i) conflict with, or result in a violation or breach of, or a default, right to accelerate or loss of rights under, or result in the creation of any Lien under or pursuant to, any provision of Buyer’s organizational documents or any applicable Laws, or any finding, order, judgment, writ, injunction or decree to which Buyer is a party or by which Buyer or its assets may be bound or affected; or (ii) require the approval, consent or authorization of, or prior notice to, filing with or registration with, any Governmental Authority, or any other person or entity, except for filings or approvals customarily acquired after conveyance of oil and gas interests.

     4.4. No Reliance. Buyer acknowledges that it has not relied on any oral or written statements, representations, warranties, or assurances from Seller or its officers, directors, employees, agents, or consultants, except those in Article III hereof. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, subject to the express representations and covenants of Seller set forth in this Agreement, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets (including, without limitation, environmental due diligence) and the express provisions of this Agreement and (b) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Assets.
     4.5. Purchase for Investment. Buyer is acquiring the Assets for its own account for the purpose of investment and/or for the accounts of its affiliated parties and not with a view to or for sale in connection with any distribution thereof.
     4.6. Financing. Buyer has, or will have at Closing, sufficient financing to fully satisfy its obligations under this Agreement, including, without limitation, to pay the Purchase Price to Seller, as and when due.
ARTICLE V
COVENANTS
     5.1. Conduct of Business.
          (a) Except with the prior written consent of Buyer (which consent shall not be unreasonably withheld), until the earlier of Closing or the termination of this Agreement, Seller will not:
          (i) create, authorize or refuse to authorize any AFE on any Well in excess of $25,000.00;
          (ii) enter into any contracts, agreements, leases, licenses, commitments, sale, or purchase orders with respect to the Assets that are performable after Closing;
          (iii) materially modify, change, or amend, or waive, release, grant or transfer any rights under, any Property Agreement;
          (iv) create any burden or encumbrance on the Leases;
          (v) enter into an agreement, contract, commitment or arrangement to any of the foregoing;
          (vi) sell, lease or otherwise dispose of any Assets other than the sale of Hydrocarbons produced from the Assets in the ordinary course of business;

          (vii) waive, release or assign any rights or claims related to the any of the Assets; or
          (viii) resign as the operator of any of the Operated Wells.
          (b) Until Closing or the earlier termination of this Agreement, Seller will:
          (i) pay or cause to be paid its proportionate shares of all costs and expenses incurred in connection with the operation of the Assets and Seller will notify Buyer of ongoing activities and obtain Buyer’s consent to major capital expenditures in excess of $25,000.00 per activity conducted on the Assets;
          (ii) operate the Operated Wells in a good and workmanlike manner, in accordance with past practice; and
          (iii) remove the Radio Equipment, if any.
     5.2. Access to Information.
          (a) Buyer and Seller acknowledge that Buyer and its authorized agents, officers and representatives have had, and will continue to have, until the earlier of Closing or the termination of this Agreement, at Buyer’s sole cost, risk and expense, reasonable access to the Assets, including the Books and Records, in order to conduct such examinations and investigations of the Assets as Buyer deems necessary; provided, however, that such examinations and investigations: (a) shall be conducted during the normal business hours of Seller, (b) shall not unreasonably interfere with the operations and activities of Seller, and (c) shall be subject to the prior approval of Seller, such approval not to be unreasonably withheld. Buyer acknowledges that Seller is a non-operating interest owner in many of the Wells, and may not have the ability to grant access to the Assets in all cases. Seller agrees to use commercially reasonable efforts to obtain access to the Assets for Buyer.
          (b) To the extent that Seller may do so, Seller agrees to grant Buyer access to the Assets during reasonable business hours, so Buyer may conduct, at its sole risk and expense, on-site inspections and environmental assessments of the Assets. No sampling or invasive inspections of the Assets may be conducted without Seller’s prior written consent. If Buyer or its agents prepares an environmental assessment of any Asset at any time prior to Closing, Buyer agrees to keep such assessment confidential (except as required to be disclosed pursuant to any applicable law or Governmental Authority) and to furnish copies thereof to Seller.
     5.3. Public Announcements. All general notices, releases, statements and communications to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be agreed upon in advance by Seller and Buyer; provided, however, that either Seller or Buyer or their respective affiliates shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Laws or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives prior written notice to the other party hereto of its intention to make such public announcement and provides the opportunity to review the content of such disclosure.
     5.4. Consents and Preferential Rights. Immediately following the execution of this Agreement, Seller will notify the holders of the consent rights and preferential rights set forth on Schedule 3.2. Seller will exercise commercially reasonable efforts to satisfy all of such requirements prior to the Closing.
     5.5. Transition Services. Upon Buyer’s request made no later than thirty (30) days prior to Closing for Seller to provide for the operation and/or administration of the Operated Wells or Assets (as applicable) for an interim period of time after the Closing, Seller and Buyer shall then proceed to negotiate in good faith towards a form of transition services agreement to be entered into by the parties at Closing. The parties hereby agree that said form of transition services agreement shall not require Seller to perform any additional work or assume any additional obligation or liability beyond its current operation or management of the Assets in accordance with past practice.
     5.6. Environmental Matter Notification.
          (a) Until the Closing, Seller shall give prompt notice to Buyer of the occurrence or non-occurrence of any event or condition which came into Seller’s Knowledge and occurred after the date of this Agreement, and which would lead to a reasonable belief that such occurrence or non-occurrence of the event or condition may give rise to an Environmental Liability relating to the Assets, and the remediation (including the cost of any investigations or responses, and fines imposed by any Governmental Authority) of which could reasonably be expected to require the expenditure of more than $50,000.00. Prompt notice shall be made within two (2) business days of Seller’s Knowledge arising as to such event or condition, with such notice being delivered in a form to be received by Buyer within the two (2) day period, followed by additional notification (as necessary) to comply with the notice provisions of this Agreement.
          (b) In the event that notice of such matter is provided by Seller (“Seller’s Environmental Notice”), or in the event that Buyer’s additional environmental inspection (“Buyer’s Environmental Inspection”) of the Assets performed after the date of this Agreement (but prior to Closing) identifies an event or condition giving rise to an Environmental Liability the remediation (including any fines imposed by a Governmental Authority) of which could reasonably be expected to require the expenditure of more than $50,000.00, and Buyer is unwilling to accept the Environmental Liability arising from such newly disclosed or identified matter, then Buyer shall provide notice to Seller (“Buyer’s Environmental Notice”) within two (2) business days of identifying or receiving notice of such Environmental Liability (but in all events prior to Closing), of the existence of such Environmental Liability and its unwillingness to accept such condition. If the matter is a result of Buyer’s additional environmental review of the Assets between the date of this Agreement and Closing, said notification by Buyer shall include reasonable detail by the environmental engineering firm used to perform such review to describe the Environmental Liability, and to reasonably support that such Environmental

Liability was not in existence and had not occurred as of the date the Buyer performed its environmental diligence prior to Closing.
          (c) If the parties do not reach mutual agreement prior to Closing as to a Purchase Price adjustment for said Environmental Liability, then at Buyer’s election, Buyer may elect for Seller to, and Seller shall thereupon have the option to take all reasonable actions to attempt to, remediate such Environmental Liability to Buyer’s reasonable satisfaction, or to a condition sufficient to receive a No Further Action letter from the applicable Governmental Authority (if a Governmental Authority has required the remediation). If Seller (i) elects not to remediate such environmental condition or cannot complete all remediation activities prior to the Closing or (ii) the Purchase Price adjustment for an Environmental Liability exceeds the Allocated Value for the affected Well, the Allocated Value attributable to the affected Well(s) will be deducted from the Base Purchase Price, and such Well(s) and associated Leasehold will not be conveyed to Buyer at Closing. Seller shall have a period of 90 days after Closing to complete the required level of remediation and upon such remediation there will be a second Closing (to be held 5 days after the parties agree that all remediation obligations above are met) at which Buyer will pay Seller the applicable Purchase Price for the remediated Assets and Seller will assign all such Assets to Buyer using the form of Assignment attached to the Agreement. Any Assets for which the remediation is not completed within said 90 day period shall be considered an Excluded Asset. Seller or Buyer at its option may terminate this Agreement on or before Closing if the remediation activities or the Allocated Value attributable to the affected Assets identified in Buyer’s Environmental Inspection exceeds 20% of the Base Purchase Price. Notwithstanding any of the foregoing, Seller is not required to remediate any identified condition.
     5.7. Notification. Between the date of this Agreement and the Closing Date, Buyer shall promptly notify Seller in writing if Buyer obtains Knowledge of any breach of any of Seller’s representations or warranties as of the date of this Agreement.
ARTICLE VI
CONDITIONS PRECEDENT TO CONSUMMATION OF
THE CLOSING; CLOSING
     6.1. Conditions Precedent to Each Party’s Obligations to Close. The respective obligations of each party to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:
          (a) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their commercially reasonable efforts to have any such order, decree or injunction vacated or reversed; and
         (b) all consents, authorizations, orders, permits and approvals for (or registrations, declarations or filings with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration may not reasonably be expected to have a Material Adverse Effect.
     6.2. Conditions Precedent to Obligations of Buyer to Proceed With Closing. The obligation of Buyer to proceed with Closing on the Closing Date is subject to the satisfaction, or waiver by Buyer, at or prior to the Closing of the following conditions precedent:
          (a) the representations and warranties contained in Article III shall be true and correct at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein);
          (b) Seller shall have performed, in all material respects, all obligations and complied with all covenants contained herein that are necessary to be performed or complied with by it at or before Closing;
          (c) Seller shall have delivered or caused to be delivered, to Buyer at Closing, all closing deliveries described in Section 6.4(a);
          (d) all actions, corporate or other, to be taken by Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer’s counsel;
          (e) Seller shall have received the Required Consents; and
          (f) Encana Oil & Gas (USA) Inc. and Malloy Energy Company, LLC shall have simultaneously performed all of the obligations to be performed by them at Closing under separate Purchase and Sale Agreements between Buyer and such parties (and Encana Oil & Gas (USA) Inc. and Buyer shall have executed the Purchase and Sale Agreement between such parties) and all conditions to Buyer’s closing deliveries under such Purchase and Sale Agreements shall have been satisfied.
     6.3. Conditions Precedent to Obligations of Seller to Proceed with Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions precedent:
          (a) the representations and warranties of Buyer contained in Article IV shall be true and correct at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein);
          (b) Buyer shall have performed, in all material respects, all obligations and complied with all covenants contemplated herein that are necessary to be performed or complied with by it at or before Closing;

          (c) Buyer shall have delivered, or caused to be delivered, to Seller at Closing, the closing deliveries described in Section 6.4(b); and
          (d) all actions, corporate or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and its counsel.
     6.4. The Closing. The following provisions shall be applicable with respect to the Closing:
          (a) At Closing, as a condition precedent to Buyer’s obligations hereunder:
          (i) Seller shall fully execute and deliver to Buyer one or more Assignments substantially in the form attached as Exhibit B, in counterpart originals suitable for recording in each jurisdiction in which the Assets are located, conveying to Buyer the interest of Seller in the Assets;
          (ii) Seller shall fully execute and deliver to Buyer the Lease Maintenance and Cooperation Agreement;
          (iii) Seller shall deliver a certificate, signed by an authorized officer, certifying that the conditions set forth in Section 6.2 have been satisfied;
          (iv) Seller shall execute and deliver a FIRPTA Affidavit in the form attached hereto as Exhibit C;
          (v) Seller shall deliver to Buyer executed Texas Railroad Commission Forms P-4, and Forms T-4 if applicable and comparable forms promulgated by the Louisiana Conservation Commission, transferring operatorship of the Operated Wells and Pipelines in which Seller has the right to transfer operatorship;
          (vi) Seller shall make available to Buyer, at Seller’s offices, such of the Books and Records as are feasible to be delivered at Closing and thereafter make available the remainder of the Books and Records to Buyer as soon after Closing as is reasonably possible, with Seller being responsible for all costs of copying files or documents and all transportation or shipping costs;
          (vii) Seller shall execute and deliver to Buyer any and all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Buyer; and
          (viii) Seller and Buyer shall have executed and delivered letters in lieu directing each purchase of Hydrocarbons produced from the Assets to make payment for production after the Effective Date to Buyer.
          (b) At Closing, and as a condition precedent to Seller’s obligations hereunder, Buyer shall:

          (i) pay and deliver the Purchase Price in accordance with Section 2.4(b) ;
          (ii) execute and deliver to Seller the Lease Maintenance and Cooperation Agreement;
          (iii) deliver to Seller a certificate of Buyer, signed by an authorized officer of Buyer, certifying that the conditions set forth in Section 6.3 have been satisfied; and
          (iv) execute and deliver to Seller any and all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.
ARTICLE VII
ADDITIONAL COVENANTS
     7.1. Tax Matters.
          (a) Seller shall be responsible, and agrees to hold harmless and indemnify the Buyer Indemnified Parties, for all oil and gas production, severance, ad valorem and other similar Taxes with respect to the Assets for periods (or any portion thereof) or production prior to the Effective Time, in each case to the extent not taken into account under Section 2.3(b). Buyer shall be responsible, and agrees to hold harmless and indemnify the Seller Indemnified Parties, for all oil and gas production, severance, ad valorem and other similar Taxes with respect to the Assets for periods (or any portion thereof) or production after the Effective Time, in each case to the extent not taken into account under Section 2.3(a) but including the items described in Section 2.3(b).
          (b) Buyer shall be liable for and shall indemnify Seller for, any sales and use Taxes, conveyance, transfer and recording fees and real estate transfer stamps or Taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit to the applicable Governmental Authority any sales or similar Taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any sales and/or use Taxes are due, Seller shall promptly forward such notice to Buyer for handling.
          (c) The parties agree to cooperate with each other as reasonably required after the Closing Date in connection with audits and other proceedings with respect to any Taxes relating to the Assets.
          (d) Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section 7.1 shall survive until, and any claim for indemnification with respect thereto must be made prior to, the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

          (e) Notwithstanding anything contained in this Agreement, each party will be solely responsible for its own income and franchise Taxes arising out of or attributable to the Assets and the transactions contemplated by this Agreement.
          (f) Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement, solely with respect to all or a portion of the Purchase Price, and/or that portion of the Assets associated therewith, to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations, referred to herein as the “QI”) to accomplish this transaction, in whole or in part, as a like-kind exchange (“Like-Kind Exchange”) under Section 1031 of the Code. Buyer hereby (i) consents to Seller’s assignment described above, and (ii) if such an assignment is made, provided Buyer received timely notice thereof, Buyer agrees to pay all or a portion of the Purchase Price, when paid, into the qualified trust account as directed in writing by such Seller.
          (g) Buyer reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Assets to Buyer’s QI or to Buyer’s Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) (the “QEAT”) in connection with effecting a Like-Kind Exchange.
          (h) Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI or a QEAT shall not release either Seller or Buyer from, or expand, any of their respective liabilities and obligations to each other under this Agreement. The Party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale or purchase, as applicable, of the Assets if such costs are the result of the other party’s Like-Kind Exchange, and the party electing to consummate the sale as a Like-Kind Exchange agrees to hold harmless and indemnify the other party from and against all claims, losses and liabilities, if any, resulting from the Like-Kind Exchange.
     7.2. Casualty. If any Asset shall be materially damaged or destroyed by fire or other casualty before the Closing, either party may, at its option, and upon written notice prior to Closing to the other party elect to exclude such Asset from this Agreement. In the event that the Asset to be excluded pursuant to this Section 7.2 is the entirety of a Lease, the Base Purchase Price shall be reduced by the Allocated Value of the portion of the Assets to be excluded. In the event that the Asset sought to be excluded is less than the entirety of a Lease, the Base Purchase Price shall be reduced by a mutually agreed upon amount. If neither party elects to delete such Asset from this Agreement as aforesaid, Seller shall pay the deductible due under any insurance policy or policies insuring the same and deliver to Buyer, at the Closing, any net insurance proceeds actually received by it by reason of such casualty, and assign to Buyer all of its right, title and interest in any claim under any applicable insurance policies in respect of such casualty.
     7.3. Consents and Preferential Rights.
          (a) The Parties acknowledge that certain of the consents and preferential rights set forth on Schedule 3.2 will, if Seller attempts to assign the Property Agreements affected by such consents, impair the effectiveness of the Assignment of the Assets or terminate the affected Property Agreement by reason of the attempted assignment (such consents and preferential rights being referred to herein as the “Required Consents”). Seller shall continue to be obligated to use its commercially reasonable efforts to procure all Required Consents set forth on Schedule 3.2 for a period of time ending 90 days following Closing (the “Consent Period”).
          (b) If any Required Consent has not been obtained by Seller at or prior to the Closing, Seller will so notify Buyer and the Assets affected by such Required Consents will not be assigned to Buyer at Closing, and the Base Purchase Price will be reduced by an amount equal to the Allocated Value attributable to the affected Asset(s), or interest therein, affected by such outstanding Required Consent in accordance with the provisions of Section 2.6, subject to the further provisions of Section 7.3(c) below.
          (c) If any Required Consent not obtained by Closing is not obtained prior to the end of the Consent Period, the affected Asset, or interest therein, will not be assigned to Buyer and neither Seller nor Buyer will have any further obligation under this Agreement with respect to said Asset or interest therein except for Seller’s obligations as to Retained Liabilities; provided, however, that Buyer and Seller may mutually agree to sell and purchase any such excluded Asset or interest therein affected by a Required Consent obtained following the end of the Consent Period. If a Required Consent is obtained during the Consent Period, Buyer will pay Seller the Allocated Value of the applicable Assets as part of the Final Settlement Statement process and Seller will assign the applicable portion of the Assets to Buyer no later than the Final Settlement Date.
     7.4. Other Party’s Funds. After the Closing, to the extent either Seller or Buyer receives any funds to which the other party is entitled by reason of its accrual before, or after, as applicable, the Effective Time, and the settlement of such funds is not otherwise provided for in this Agreement (as an adjustment on the Preliminary Settlement Statement, for example), the party receiving the funds shall promptly deliver such funds to the appropriate party. If either Seller or Buyer pays any cost or expense that is properly borne by the other party pursuant to this Agreement, and the payment is not otherwise adjusted pursuant to the Preliminary Settlement Statement or the Final Settlement Statement, the party responsible for such cost or expense shall reimburse, within 10 days of the date it receives notice of such payment, the party who made the payment.
     7.5. Amounts Held in Suspense. From and after Closing, Buyer shall maintain a segregated bank account with an initial balance equivalent to the amounts held in suspense as shown in Section 3.4(d) at a bank of Buyer’s selection. Copies of monthly bank account statements on such account shall be delivered to Seller and Seller shall have access to information concerning such account at any time. The funds in such account may be deployed only to make payments of amounts held in suspense to the parties entitled to payment of such amounts or to make escheat payments to the State of Texas or the State of Louisiana as may be required by applicable law. In connection with the preparation of the Final Settlement Statement described in Section 2.6, Seller shall make a good faith estimate of an allocation of the funds remaining after such escheat payments, with amounts (a) not subject to escheat and not subject to viable claims which could be asserted by parties other than Seller, and (b) relating to periods prior to the Effective Date being disbursed to Seller (and Seller shall indemnify and hold Buyer harmless from any and all third party claims asserted against such amounts released to Seller). Any dispute concerning the disposition of such funds as between Seller and Buyer shall be resolved pursuant to the arbitration procedures set forth in Section 8 of Exhibit A hereto.
     To the extent that interest accruing on the suspended amounts prior to the Effective Date is required to be paid in connection with a payment of such funds, Seller shall indemnify Buyer for any required payment of interest accruing prior to the Effective Date, but Buyer shall otherwise indemnify and hold harmless Seller from and against all claims asserted against the amounts held in suspense, to the extent the amounts shown on Schedule 4(d) and all interest accrued thereon from and after the Effective Date.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
     8.1. Limitation on and Survival of Representations and Warranties.
          (a) Buyer and Seller acknowledge and agree that no representations or warranties have been made by Buyer or Seller in connection with the transactions contemplated by this Agreement, except for those representations and warranties made in Article III and Article IV hereof.
          (b) Subject to Exhibit A and Section 9, all representations and warranties of Seller contained in this Agreement, or in any agreements or instruments executed in connection herewith or delivered pursuant hereto, shall otherwise survive the Closing for a period of twelve months; provided however, that the representations and warranties contained in Section 3.1, 3.2(a)(i), 3.6, and 4.1 shall survive the Closing in each case, until the expiration of the applicable statute of limitations period (the “Corporate and Tax Provisions”). All representations and warranties shall only be effective with respect to any breach or claim when notice of such breach or claim shall have been given in writing to the party in breach or against whom indemnification is sought within such period. Any claim for indemnification for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period. No party to this Agreement shall be entitled to pursue any remedy for the breach of any representation or warranty to the extent such party was given formal notice of such breach prior to the Closing Date and such party proceeds with the Closing.
     8.2. Indemnification by Seller.
          (a) Subject to the limitations set forth in Sections 7.1, 8.1 and 8.4, Seller hereby agrees to indemnify and hold Buyer and its employees, officers, directors and affiliates (each a “Buyer Indemnified Party”) harmless from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, “Losses”) imposed upon or incurred by any Buyer Indemnified Party as a result of or in connection with any of the following:
          (i) Subject to the limitations set forth in Sections 8.1 and 8.4, the breach of a representation or warranty made by Seller in this Agreement or in any agreement or instrument executed in connection herewith or pursuant hereto; or

          (ii) the breach of, or default in the performance of, any covenant, agreement or obligation to be performed by Seller, in whatever capacity, pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto; and
          (iii) the Retained Liabilities.
          (b) Within thirty (30) days after receipt by a Buyer Indemnified Party of notice of an Action or other event giving rise to a claim by Buyer (a “Buyer Claim”) with respect to which a Buyer Indemnified Party may be entitled to indemnification under this Section 8.2, the party receiving such notice shall notify (the “Buyer Claim Notice”) Seller in writing of the commencement of such Action or the assertion of such Buyer Claim; provided, however, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice to Seller. Seller shall have the option, and shall notify the Buyer Indemnified Party in writing within 10 Business Days after the date of the Buyer Claim Notice of their election, either: (A) to participate (at the expense of Seller) in the defense of such Action or Buyer Claim (in which case the defense of such Action or Buyer Claim shall be controlled by the Buyer Indemnified Party) or (B) to take charge of and control the defense of such Action or Buyer Claim (at the expense of Seller). If Seller elects to control the defense, it will not compromise or settle the Action or Buyer Claim if (X) the amount to be paid in settlement exceeds the Maximum Indemnity Amount or (Y) the settlement does not include a provision releasing the Buyer Indemnified Party from all liabilities with respect thereto. If Seller fails to notify the Buyer Indemnified Party of their election within the applicable response period, then Seller shall be deemed to have elected not to control the defense of such Action or Buyer Claim. If Seller elects to control the defense of any Action or Buyer Claim, the Buyer Indemnified Party shall have the right to employ separate counsel and participate in the defense of such Action or Buyer Claim, but the fees and expenses of such counsel shall be at the expense of the Buyer Indemnified Party unless: (1) the named parties in such Action or Buyer Claim (including any impleaded parties) include both the Buyer Indemnified Party and the Seller and the Buyer Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Seller, or (2) the Buyer Indemnified Party has reasonably determined that Losses that may be incurred may exceed either individually, or when aggregated with other Buyer Claims, the Maximum Indemnity Amount (in which case, Seller shall not have the right to control the defense of such Action or Buyer Claim on behalf of the Buyer Indemnified Party, it being understood, however, that Seller shall not, in connection with such Action or Buyer Claim, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) and that all such fees and expenses shall be reimbursed as they are incurred).
          (c) If Seller does not control the defense of any Action or Buyer Claim, then the Buyer Indemnified Party may settle such Action or Buyer Claim with the prior written consent of Seller (not to be unreasonably withheld).
     8.3. Indemnification by Buyer.

          (a) Subject to the limitations set forth in Sections 8.1 and 8.4, Buyer hereby agrees to indemnify and hold Seller and its employees, officers, managers, members, and affiliates (each a “Seller Indemnified Party”) harmless from and against any and all Losses imposed upon or incurred by any Seller Indemnified Party (any of such Losses by Seller, a “Seller Claim”) as a result of or in connection with any of the following:
          (i) any breach of a representation or warranty made by Buyer in this Agreement or in any agreement or instrument executed in connection herewith or pursuant hereto;
          (ii) the breach of or default in the performance by Buyer of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto; or
          (iii) the Assumed Liabilities.
          (b) Within 30 days after receipt by a Seller Indemnified Party of notice of the commencement of an Action or other event giving rise to a Seller Claim with respect to which a Seller Indemnified Party may be entitled to indemnification, the party receiving such notice shall notify (the “Seller Claim Notice”) Buyer in writing of the commencement of such Action or the assertion of such Seller Claim; provided, however, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice to Buyer. Buyer shall have the option, and shall notify each indemnified party in writing within 10 Business Days after the date of the Seller Claim of its election, either: (A) to participate (at its own expense) in the defense of the Action or Seller Claim (in which case the defense of such Action or Seller Claim shall be controlled by the Seller Indemnified Party) or (B) to take charge of and control defense of such Action or Seller Claim (at its own expense). If Buyer fails to notify the Seller Indemnified Party of its election within the applicable response period, then Buyer shall be deemed to have elected not to control the defense of such Action or Seller Claim. If Buyer elects to control the defense of any Action or Seller Claim, each Seller Indemnified Party shall have the right to employ separate counsel and participate in the defense of any such Action or Seller Claim, but the fees and expenses of such counsel shall be at the expense of the Seller Indemnified Party unless: (1) the named parties in such Action or Seller Claim (including any impleaded parties) include both the Seller Indemnified Party and Buyer and the Seller Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to Buyer, or (2) Seller has reasonably determined that Losses that may be incurred may exceed either individually, or when aggregated with other Seller Claims, the Maximum Indemnity Amount (in which case, Buyer shall not have the right to assume the defense of such Action or Seller Claim on behalf of the Seller Indemnified Party, it being understood, however, that Buyer shall not, in connection with such Action or Seller Claim be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) and that such fees and expenses shall be reimbursed as they are incurred).

          (c) If Buyer does not control the defense of any Action or Seller Claim, then the Seller Indemnified Party or parties may settle such Action or Seller Claim with the prior written consent of Buyer (not to be unreasonably withheld).
     8.4. Limitation of Liability.
          (a) Notwithstanding the foregoing, (i) Seller shall not be obligated to indemnify the Buyer Indemnified Parties, and Buyer shall not be obligated to indemnify the Seller Indemnified Parties, unless and until the amount of all Losses incurred by Buyer, or by Seller, as the case may be, exceeds 1% of the Purchase Price in the aggregate, in which event the party seeking indemnity may recover all Losses incurred from the first dollar, and (ii) Seller’s maximum liability for Losses under Section 8.2 and Buyer’s maximum liability for Losses under Section 8.3 shall be, in each case, 50% of the Purchase Price (the “Maximum Indemnity Amount”).
          (b) Title Defects are not subject to the limitations set forth in this Section 8.4, but only to the separate limitations applicable to such defects as set forth in Exhibit A.
     8.5. Exclusive Remedy. Except as provided in Section 8.6, after the Closing, the Buyer’s sole and exclusive recourse against Seller for any Loss or claim of Losses arising out of or relating to this Agreement shall be expressly limited to the provisions of this Article VIII.
     8.6. Title Defects. Buyer’s sole and exclusive remedy with respect to Title Defects or Losses arising thereunder, shall be as provided in the Title Defect Mechanism
     8.7. Environmental Liabilities. Except as expressly stated herein, Buyer is not relying upon any representation or warranty of Seller as to the environmental condition of the Assets.
     8.8. Disclaimer of Other Warranties.
          (a) The express representations and warranties of the parties contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied, or statutory. EXCEPT AS OTHERWISE PROVIDED HEREIN, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY, OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (C) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, (D) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (E) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (F) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (G) ANY RIGHTS OF

PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (H) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, (I) THE TITLE TO ANY OF THE ASSETS, (J) THE CONDITION OF THE ASSETS, IT BEING DISTINCTLY UNDERSTOOD THAT THE ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS”; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT SUBJECT TO AND WITHOUT LIMITING SELLER’S EXPRESS REPRESENTATION AND WARRANTIES CONTAINED HEREIN, THE PERSONAL PROPERTY, EQUIPMENT AND FIXTURES INCLUDED WITHIN THE PROPERTIES ARE TO BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
          (b) Buyer is aware that the Properties have been used for exploration, development, production, handling, transporting and/or processing of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties or associated with the premises. Some equipment and sites included in the Properties may contain asbestos, hazardous substances, or naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; the wells, materials, and equipment located on the Properties or included in the Properties may contain NORM and other materials or hazardous substances; and NORM-containing material and other materials or Hazardous Substances may have been buried, come in contact with the soil or water, or otherwise been disposed of on the Properties. Special procedures may be required for the remediation, removal, transportation, or disposal of materials, asbestos, hazardous substances, and NORM from the Properties.
ARTICLE IX
TERMINATION
     9.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time, prior to the Closing only as follows:
          (a) by mutual written consent of Buyer and Seller;
          (b) by Buyer or Seller if the Closing Date shall not have occurred on or before noon, Central standard time on January 31, 2011, (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing Date to occur on or before such date);

          (c) by Buyer or Seller, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; or
          (d) by Buyer or Seller, if the aggregate of the Title Defect Amounts asserted by Buyer and the Purchase Price reduction pursuant to Section 5.6 and the Purchase Price reduction resulting from failure to obtain Required Consents total more than fifteen percent (15%) of the Base Purchase Price.
     9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 and the transactions contemplated by this Agreement are not consummated, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other; provided, however, the obligations contained in this Section 9.2, and Section 10.2 of this Agreement shall survive any such termination. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.
     9.3. Amendment. This Agreement may not be amended except by an instrument in writing signed by Buyer and Seller.
     9.4. Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE X
MISCELLANEOUS
     10.1. Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.
     10.2. Expenses.
          (a) Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

          (b) Buyer shall be solely responsible for all filings and recording of assignments and other documents which transfer any of the Assets to Buyer and for all fees connected with such filing or recording. Upon request, Buyer shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Buyer because of Buyer’s failure to file or record any such documents correctly or promptly
     10.3. Governing Law. This Agreement shall be construed and interpreted, and any dispute resolution with respect hereto will be conducted, according to the laws of the State of Texas without regard to the conflicts of law rules thereof.
     10.4. Assignment. Prior to Closing, this Agreement and the respective rights of Seller and Buyer hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other party, such consent not to be unreasonably withheld.
     10.5. Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 10.5:

If to Seller:	Goodrich Petroleum Company, L.L.C.
801 Louisiana, Suite 700
Houston, TX 77002
Telephone: (832) 399-3173
Fax: (713) 780-9254
E-Mail: mike.killelea@goodrichpetroleum.com

with a copy to:

If to Buyer:	SND Operating L.L.C.
8150 N. Central Expressway
Campbell Centre II, Suite 1201
Dallas, TX 75206-1805
Attention: C.R. Anderson
Telephone: (214) 691-3072
Fax: (214) 987-2255
E-Mail: banderson@sndenergy.com

With a copy to:	Steven C. Haworth
Law Offices of Steven C. Haworth
6119 Greenville Avenue, Suite 409
Dallas, TX 75206

Telephone:	(214) 692-0909
Fax:	(214) 692-0332
E-Mail: cas1cade@aol.com
     10.6. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
     10.7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Any action or dispute involving the interpretation or enforcement of this Agreement shall be subject to binding arbitration in accordance with the procedures set forth in Article 6 of Exhibit A hereto.
     10.8. Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases, employee benefit plans or other understandings or arrangements shall refer to oral as well as written matters.
     10.9. Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.
     10.10. No Third-Party Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, and Seller and Buyer assume no liability to any third party because of any reliance on the representations, warranties and agreements of Seller and Buyer contained in this Agreement.
     10.11. Further Assurances. The parties agree to take all such further actions and to execute, acknowledge, and deliver all such further documents as are necessary or useful to effectively convey, transfer to or vest in Buyer the Assets or to enable Buyer to realize upon or otherwise enjoy any of the Assets or to carry into effect the intent and purposes of the Agreement.
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be duly executed as of the day and year first above written.

SELLER:, GOODRICH PETROLEUM COMPANY, L.L.C.
By:	/s/ Michael J. Killelea
	Name:	Michael J. Killelea
	Title:	SVP and General Counsel

BUYER: SND OPERATING, L.L.C.
By:	/s/ CR Anderson
	Name:	CR Anderson
	Title:	SVP — Finance and Legal

EXHIBIT A
PROCEDURE FOR CLAIMING TITLE DEFECTS AND
ADJUSTING THE BASE PURCHASE PRICE
     1. Title Procedure. From the date this Agreement is executed until 3:00 pm Central Standard Time on the date that is 5 Business Days prior to the Closing Date (the “Title Examination Period”), Buyer may make written claims in accordance with this Exhibit A with respect to any Title Defect claimed by Buyer.
     2. Notice of Asserted Title Defects. From time to time prior to the expiration of the Title Examination Period, as soon as reasonably practicable following Buyer’s identification of Title Defects with respect to the Leases and/or the Wells, Buyer will furnish to Seller written notices specifying in detail each matter which, in Buyer’s opinion, constitutes a Title Defect to a Lease or Well and which Buyer wishes to assert as a Title Defect, together with the dollar amount allocated to each such asserted Title Defect (“Title Defect Amount”) as estimated by Buyer (each such notice being called a “Title Defect Notice”). The Title Defect Notice shall include all documents in support of Buyer’s assertion of a Title Defect.
     3. Cure of Title Defects.
(a)	If Seller elects to cure a Title Defect set forth in a Title Defect Notice, then Seller may attempt to cure such Title Defect during the Cure Period. As used in this Agreement, “Cure Period” means that period of time from 5:00 p.m. on the date Seller receives the Title Defect Notice, until 5:00 p.m. on the date that is 90 days after the Closing Date. On or before expiration of the Cure Period, Seller may give Buyer written evidence of any curative actions which in Seller’s determination cure or reduce the Title Defect Amount of any Title Defect asserted by Buyer, including an explanation in reasonable detail of any claimed reduction in the Title Defect Amount.

(b)	Leases affected by Title Defects, if the Title Defects have been cured to Buyer’s reasonable satisfaction, will be referred to as “Cured Leases.”
     4. Notice in Response to Buyer’s Notice. No later than the day that is 5 Business Days prior to Closing, Seller shall give written notice to Buyer as to each asserted Title Defect (“Response Notice”), stating:
(a)	that it admits the existence of the Title Defect and accepts Buyer’s estimate of the Title Defect Amount, in which event, the Title Defect Amount will be deducted from the Base Purchase Price in accordance with Section 2.3(b) of the Agreement;

(b)	that it disputes the existence of the Title Defect or disagrees with the Title Defect Amount estimated by Buyer for such Title Defect, in which event, in Seller’s sole discretion, the Seller may exclude the affected Asset

Exhibit A — Title Defect Mechanism - Page 1

thereby reducing the Base Purchase Price in accordance with Section 2.3 (provided that Buyer may waive the assertion of such Title Defect within seven (7) days after Seller makes such election, in which event such Asset shall not be excluded,) (b) or the Seller may elect to have the Title Defect Amount deducted from the Base Purchase Price in accordance with Section 2.3(b) of the Agreement, and the Title Defect or dispute as to Title Defect Amount handled in accordance with the procedures established in this Title Defect Mechanism and the portion of the Assets affected by the asserted Title Defect will not be conveyed to Buyer at Closing, provided that if such asserted Title Defect is later determined to be cured or to not have been a Title Defect or upon such time as the Title Defect Amount is finally determined to be less than the asserted Title Defect Amount by Buyer, then Buyer will pay for the portion of the Assets affected by such asserted or cured Title Defect (reduced by any finally determined Title Defect Amount) and Seller will assign all such Assets to Buyer at the second Closing contemplated in (c)(ii)(1) below; provided, further, however that any portions of the Assets affected by Title Defects, which Title Defects have not been cured by Seller as of the end of the Cure Period, will be treated for all purposes as if they were Excluded Assets; or
(c)	that it admits the existence of the Title Defect and Buyer’s estimate of the Title Defect Amount, but intends to cure the asserted Title Defect, in which event Buyer’s asserted Title Defect Value will be included in the Base Purchase Price, and:
(i)	the portion of the Assets affected by the Title Defect will not be conveyed to Buyer at Closing;

(ii)	Seller will have until the end of the Cure Period to attempt to cure, to Buyer’s reasonable satisfaction;
(1)	there will be a second Closing, on the Final Settlement Date. At the second Closing, Seller will pay Buyer for all portions of the Assets affected by Title Defects which have not been cured to Buyer’s reasonable satisfaction by Seller during the Cure Period, and Buyer will assign all such Assets to Seller using the form of Assignment attached to the Agreement; and

(2)	any portions of the Assets affected by Title Defects, which Title Defects have not been cured by Seller as of the end of the Cure Period, will be treated for all purposes as if they were Excluded Assets.
     5. Other Matters in Seller’s Response Notice. If Seller disagrees with Buyer’s assertion of the existence of a Title Defect or the Title Defect Amount with respect thereto, Seller’s Response Notice shall also specify in reasonable detail Seller’s grounds for such

Exhibit A — Title Defect Mechanism - Page 2

disagreement, the Title Defect Amount estimated by Seller therefor, or both, as the case may be. If not resolved, either Seller or Buyer may require that any unresolved dispute with respect to the existence of a Title Defect or the Title Defect Amount therefor be submitted to arbitration as provided in Section 8 of this Exhibit A.
     6. Release. Buyer shall not make any claims, and hereby fully and finally releases Seller from any liability, obligations or damages with respect to such claims, for Title Defects to the extent Buyer does not properly provide a Title Defect Notice for any such Title Defect prior to the end of the Title Examination Period.
     7. Method of Determining Title Defect Amounts. Without limiting Seller’s right to dispute the existence of a Title Defect, Title Defect Amounts for each asserted Title Defect shall be determined as follows:
(a)	If the Title Defect results from a Lien or similar encumbrance, other than a Permitted Encumbrance, the Title Defect Amount will be the amount of money required to remove the Lien or similar encumbrance.

(b)	If the Title Defect relates to failure of title to the entirety of a Lease, the Title Defect Amount shall be the Allocated Value for that Lease and Seller shall have the Cure Period to cure such Title Defect. If the Title Defect is not cured to Buyer’s reasonable satisfaction during the Cure Period, Buyer shall have the right but not the obligation to have such Lease placed on Schedule 1.29 as an Excluded Asset.

(c)	If the Title Defect would result in Seller’s Net Revenue Interest in a Well on a Lease being less than the interest shown for the relevant Lease or Well on Schedule 3.3(b) and Seller’s Working Interest in such well or Lease would not be proportionately reduced, the Title Defect Amount will be an amount equal to the product of the Allocated Value for the relevant Lease or Well, multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect.

(d)	If the Title Defect results from any matter not described in paragraphs (a), (b) or (c) above, then the Title Defect Amount shall be a portion of the Allocated Value for that Lease, said portion to be equal to the difference between the value of Seller’s title to such Lease without such Title Defect and with such Title Defect (assuming the value without such Title Defect to be the Allocated Value specified for such Lease) and Buyer and the Seller agree to negotiate in good faith to determine such Title Defect Amount.

(e)	If a Title Defect is not currently effective or does not affect Seller’s title to a Lease throughout the entire useful life of such Lease, such fact shall be taken into account in determining the Title Defect Amount.

Exhibit A — Title Defect Mechanism - Page 3

(f)	If any Title Defect is reasonably susceptible of being cured at a cost less than the Title Defect Amount determined in subsections (a) through (e), the Title Defect Amount shall be the reasonable cost and expense of curing such Title Defect.
     8. Arbitration.
(a)	If Buyer or Seller elects to submit any dispute to arbitration as specifically provided in this Exhibit A, then such party shall notify the other party in writing. Within 15 days, Seller and Buyer agree to jointly select an arbitrator. The arbitrator shall be an experienced oil and gas attorney, familiar by training and experience with U.S. oil and gas legal and business matters including titles and oil and gas transactions. This person shall be the sole arbitrator (the “Arbitrator”) to hear and decide all existing disputes regarding asserted Title Defects and Title Defect Amounts. The Arbitrator chosen shall be impartial and independent of the parties. If Seller and Buyer are unable to agree on the Arbitrator within the fifteen-day period, upon request by either party, the Referral Firm shall promptly select an Arbitrator with the qualifications set forth in this paragraph.

(b)	Any arbitration hearing, if one is desired by the Arbitrator, shall be held in Houston, Texas, or such other location acceptable to both parties and the Arbitrator. The Arbitrator may elect to conduct the proceeding by written submissions from the Seller and Buyer with exhibits, including interrogatories, supplemented with appearances by Buyer and Seller as the Arbitrator may desire. The arbitration proceeding, subject only to the terms hereof, shall be conducted informally and expeditiously and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances. The decision of the Arbitrator with respect to such remaining disputed matters shall be reduced to writing and binding on the parties. Judgment upon the award(s) rendered by the Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Seller and Buyer, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the Arbitrator shall be borne one-half by Seller and one-half by Buyer.

(c)	The arbitration shall commence as soon as possible after the Arbitrator is selected in accordance with the provisions of this Exhibit A. In fulfilling his or her duties with respect to determining the amount of a Title Defect Amount, the Arbitrator may consider such matters as, in the opinion of the Arbitrator, are necessary or helpful to make a proper valuation; however, the Arbitrator shall be bound by those factors set forth in Section 8 of this Exhibit A. Furthermore, the Arbitrator may consult with and engage disinterested third parties to advise the Arbitrator including, without

Exhibit A — Title Defect Mechanism - Page 4

limitation, geologists, geophysicists, petroleum engineers, title and oil and gas lawyers, accountants and consultants, and the fees and expenses of such third parties shall be considered to be charges and expenses of the Arbitrator. The sole remedy in any arbitration award shall be resolution of alleged Title Defects and Title Defect Amounts which shall then be applied as provided in this Exhibit A and the Arbitrator shall not award any other remedy, including, without limitation, equitable relief, actual damages, consequential, exemplary or punitive damages, attorneys’ fees or interest reflecting the time value of money.
(d)	Any replacement Arbitrator, should one become necessary, shall be selected in accordance with the procedure provided above for the initial selection of an Arbitrator.

(e)	As to any determination of amounts owing under the terms of this Exhibit A, no lawsuit based on such claimed amounts owing shall be instituted by either Buyer or Seller, other than to compel arbitration proceedings or enforce the award of the Arbitrator.

(f)	All privileges under state and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying state or federal law, as the case may be.
     9. Title Defect Remedies. Seller’s sole responsibility and Buyer’s sole and exclusive remedy for the reduction in value of Seller’s title to a Lease or Well resulting from the existence of a Title Defect shall be as provided in this Exhibit A and Seller shall not be liable for any Losses in respect of Title Defects and Title Defect Amounts, except to the extent provided under this Exhibit A.
     10. Limitations of Title Defect Amount. Notwithstanding the foregoing, there shall be no adjustment to the Base Purchase Price in accordance with this Exhibit A unless and until the Title Defect Amounts exceed $500,000 in the aggregate, in which event the Base Purchase Price shall be adjusted for all Title Defect Amounts from the first dollar.
     11. Capitalized Terms. Capitalized terms used herein, if not defined herein, will have the meaning given to such term in the Agreement.

Exhibit A — Title Defect Mechanism - Page 5

EXHIBIT B-1
FORM OF ASSIGNMENT
(Texas)
NOTICE OF CONFIDENTIALITY RIGHTS; IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.
ASSIGNMENT, CONVEYANCE AND BILL OF SALE
     This ASSIGNMENT, CONVEYANCE AND BILL OF SALE (“Assignment”) is executed this ____ day of ___________, 2010, and is from , GOODRICH PETROLEUM COMPANY, L.L.C., a Louisiana limited liability company, having an address at 801 Louisiana, Suite 700, Houston, Texas, 77002 (referred to herein as “Seller”) to SND Operating, L.L.C., a __________ limited liability company (herein called “Buyer”), having as its address 8150 N. Central Expressway, Campbell Centre II, Suite 1201, Dallas, Texas, 75206-1805. Seller and Buyer each may be referred to in this Assignment individually as a “Party” and collectively as the “Parties.”
BACKGROUND
     Pursuant to that certain Purchase Agreement, dated as of _____________, 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between Seller and Buyer, Seller has agreed to sell, assign, convey, transfer and deliver all of the right, title and interest in the Assets (as defined below) to Buyer at and as of the Effective Time, and Buyer has agreed to purchase and acquire such Assets from Seller, all as more fully described in the Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
GRANTING AND RESERVATION CLAUSES; HABENDUM CLAUSE
     1.1 Grant. For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, Seller has granted, transferred, bargained, sold, conveyed, and assigned, and does hereby grant, transfer, bargain, sell, convey, and assign to Buyer, for all purposes at and as of the Effective Time, the Net Revenue Interests
Assignment Conveyance and Bill of Sale (Texas)

and Working Interests shown on Exhibit A and any greater interest which Seller may have in and to the following, solely with respect to the Shallow Rights (collectively, the “Assets”):
          (a) Subject to the reservations set forth in Section 1.2:
          (1) the Shallow Rights (as hereafter defined) only in the oil, gas and/or mineral leases described in Exhibit A hereto (and in and to any ratifications and/or amendments to such leases, whether or not such ratifications or amendments are described in Exhibit A, (individually, a “Lease,” and collectively, the “Leases”);
          (2) the oil and gas and other wells listed on Exhibit B (the “Wells”); and
          (3) the lands associated with and subject to the Leases; and
          (b) all of the pooling and unitization agreements, hydrocarbon purchase and sale contracts, leases, pooling agreements, unitization agreements, permits, rights-of-way, easements, servitudes, licenses, options, surface leases, surface fee interests, orders and other contracts or agreements associated with the Leases and Wells (collectively, the “Property Agreements”);
          (c) all of the tangible personal property, fixtures and improvements now and as of the Effective Time on, appurtenant to or used in connection with the Assets or with the production, treatment, storage, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Leases, including, without limitation, all Wells, wellhead equipment, fixtures, casing and tubing, all production, storage, treating, compression, dehydration, delivering, salt water disposal and other facilities of every kind, character and description, used or usable solely in connection with the production, treatment, storage, delivery, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Assets (the “Personal Property”);
          (d) Hydrocarbons produced from the Leases, and the accounts and proceeds from the sale thereof to the extent the Hydrocarbons have been produced, or accrued, or is held on the Leases or in the tanks from and after the Effective Time (the “Production”);
          (e) Any and all leases, right-of-way agreements, easements used or held for use primarily in connection with the operation of the Assets, including associated pipe, valves, JT units, gas treating plants and gas processing plants (the “Pipelines”); and
          (f) all books, records, files or copies thereof, in Seller’s possession relating directly to the Assets, including, without limitation, geological, plats, surveys, maps, cross sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and all related matters, division of interest records, division orders, lease files, title opinions, abstracts, lease operating statements and all other accounting information, marketing reports, statements, gas balancing information and all other marketing
Assignment Conveyance and Bill of Sale (Texas)

information, all geophysical and seismic records except to the extent that the transfer of such geophysical or seismic records would violate existing licensing or other contractual restrictions on such transfer, but excluding all tax returns (the “Books and Records”).
     1.2 Excluded Assets. Seller hereby reserves to itself, and does not assign to Seller, the following assets:
          (a) all rights, title, and interest of Seller in and to the Deep Rights (as hereafter defined) in the oil and gas leases listed on Exhibit A, wells, Hydrocarbons, personal property and equipment, the agreements listed on Exhibit D, operational rights, contract rights, unit rights, rights of ingress and egress, road, pipeline, and other easement rights, and any other rights, titles, interests, permits, or privileges that relate directly to or are used in connection with the Deep Rights, including exploration for, drilling for, development of, operations for, and production, transportation, processing, and marketing of Hydrocarbons from the Deep Rights;
          (b) equal rights of ingress and egress to the surface of the Properties, in accordance with the terms of that certain Lease Maintenance and Cooperation Agreement between Buyer and Seller of even date herewith;
          (c) other personal property and intangibles more specifically described in the Agreement;
          (d) any Personal Property, including but not limited to, pipelines, fixtures, tanks, or equipment, located on the Assets that belong to third parties (other than affiliates of Seller), such as lessors or purchasers of Hydrocarbons;
          (e) any Lease, the transfer of which to Buyer is prohibited by any bona fide third party restriction or legal requirement and of which the necessary consents to transfer are not obtained as contemplated by Section 7.3 of the Agreement;
          (f) any portion of the Pipeline, the transfer of which to Buyer is restrdicted by any legal requirement and of which the necessary authorizations or consents to transfer under such legal requirement are not obtained;
          (g) all documents of Seller that may be protected by an attorney-client privilege; and
          (h) the Assets described on Schedule 1.26.
     1.3 Habendum. TO HAVE AND TO HOLD, subject to the terms, exceptions and other provisions herein stated, the Assets unto Buyer and its successors and assigns forever.
     1.4 Representations and Warranties. Seller warrants title by, through and under Seller, but not otherwise. Seller also hereby grants and transfers to Buyer, to the extent transferable, the right of full substitution and subrogation to, the benefits of, and the right to
Assignment Conveyance and Bill of Sale (Texas)

enforce, all covenants and warranties which Seller is entitled to enforce with respect to the Assets.
ARTICLE II
MISCELLANEOUS
     2.1 Governing Agreement. This Assignment is expressly made subject to the terms and provisions of the Agreement. The delivery of this Assignment shall not affect, enlarge, diminish, or otherwise impair any of the representations, warranties, covenants, conditions, indemnities, terms, or provisions of the Agreement. In the event of a conflict between the terms and provisions of this Assignment and the terms and provisions of this Agreement, the terms and provisions of this Assignment shall govern and control.
     2.2 Assumption of Plugging Obligations. Buyer hereby agrees to assume, and does assume, all of Seller’s obligations to properly plug and abandon the Wells, restore the surface of the lands associated therewith, and otherwise comply with all applicable reclamation requirements, according to the terms of the Leases and the rules and regulations of governmental authorities having jurisdiction.
     2.3 Assumption of Other Obligations. This Assignment is made expressly subject to, and Buyer agrees to assume and be bound by and to bear all costs and expenses arising out of, before, on and after the Effective Time, Seller’s share of the following: (i) the Assumed Liabilities (as defined in the Agreement); (ii) all terms, covenants, obligations and conditions in instruments and assignments in the chain of title of the Leases; and (iii) the environmental condition of the Assets.
     2.4 Disclaimer. The Parties agree that to the extent required to be operative, the following disclaimers of certain warranties contained in this paragraph are “conspicuous” disclaimers for the purposes of any applicable law, rule or order, to wit: Except as set forth herein or in the Agreement, this Assignment is made and accepted upon the understanding and agreement that the personal property conveyed hereby is sold and assigned and accepted by Buyer AS IS, WHERE IS, in its current condition, without any warranties whatsoever, express, implied or statutory, of marketability, quality, condition, merchantability or fitness for a particular purpose or use, all of which warranties are expressly disclaimed.
     2.5 Certain Defined Terms:
          (a) “Effective Time” means 7:00 am, Central Standard Time on July 1, 2010.
          (b) “Hydrocarbons” means the oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons, products refined and manufactured therefrom;
          (c) “Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Leases or production therefrom, that are: (i) legally binding and enforceable at law or in equity; and (ii) the obligation
Assignment Conveyance and Bill of Sale (Texas)

with respect to which was created prior to the Effective Time, whether or not conveyed or of record prior to such date.
          (d) “Net Revenue Interest” means the decimal ownership of the lessee in production from a Lease, after deducting all applicable Lease Burdens.
          (e) “Working Interest” means that interest which bears a share of all costs and expenses proportionate to the interest owned, associated with the exploration, development and operation of a Lease and the Wells associated therewith, that the owner of a Lease is required to bear and pay by reason of such ownership, expressed as a decimal.
          (f) Any other capitalized term not otherwise defined in this Assignment shall have the meaning set forth for such term in the Agreement.
     2.6 Further Assurances. The Parties agree to take all such further actions and to execute, acknowledge, and deliver all such further documents as are necessary or useful to effectively convey, transfer to or vest in Buyer the Assets or to enable Buyer to realize upon or otherwise enjoy any of the Assets or to carry into effect the intent and purposes of the Agreement and this Assignment.
     2.7 Successors and Assigns. The provisions of this Assignment shall bind and inure to the benefit of Seller and Buyer and their respective successors and assigns.
     2.8 GOVERNING LAW. THIS ASSIGNMENT AND THE LEGAL RELATIONS BETWEEN SELLER AND BUYER HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.
     2.9 Exhibits. All exhibits and schedules attached hereto are hereby made a part hereof and incorporated herein by this reference. References in such exhibits to instruments on file in the public records are notice of such instruments for all purposes. Unless provided otherwise, all recording references in such exhibits and schedules are to the appropriate records of the counties in which the Assets are located.
     2.10 Captions. The captions and article and section numbers in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment.
     2.11 Counterparts. This Assignment may be executed in one or more originals for recording in multiple counties, but all of which together shall constitute one and the same instrument. Exhibit A may be redacted for filing in each county, such that the exhibit filed in any county will describe only those properties in that county.
Assignment Conveyance and Bill of Sale (Texas)

     This Assignment is executed and delivered on the date set forth above, to be effective for all purposes as of the Effective Time.

SELLER GOODRICH PETROLEUM COMPANY, L.L.C.

By:
Name:

BUYER SND OPERATING, L.L.C.
By:
Name:
Title:

[ACKNOWLEDGMENTS ON FOLLOWING PAGE]
Assignment Conveyance and Bill of Sale (Texas)

Acknowledgments

THE STATE OF TEXAS	§

§

COUNTY OF HARRIS	§
This instrument was acknowledged before me on this ____ day of _______, 2010, by _______________________, the ________________ of Goodrich Petroleum Company, L.L.C., a Louisiana liability company, on behalf of said corporation.
___________

Notary Public, State of Texas

THE STATE OF TEXAS	§

§

COUNTY OF DALLAS	§
This instrument was acknowledged before me on this ____ day of _______, 2010, by ___________________, as _______________________, a ______________________, on behalf of said _________________.
___________

Notary Public, State of Texas

Assignment Conveyance and Bill of Sale (Texas)

EXHIBIT A
TO ASSIGNMENT, CONVEYANCE AND BILL OF SALE
LEASES
Exhibit A attached to the
Assignment Conveyance and Bill of Sale

EXHIBIT B
TO ASSIGNMENT, CONVEYANCE AND BILL OF SALE
WELLS
Assignment Conveyance and Bill of Sale

EXHIBIT B-2
FORM OF ASSIGNMENT
(Louisiana)
ASSIGNMENT, CONVEYANCE AND BILL OF SALE
     This ASSIGNMENT, CONVEYANCE AND BILL OF SALE (“Assignment”) is executed this ____ day of ___________, 2010, and is from GOODRICH PETROLEUM COMPANY, L.L.C., a Louisiana limited liability company, having an address at 801 Louisiana, Suite 700, Houston, Texas, 77002 (referred to herein as “Seller”) to SND Operating, L.L.C., a Texas limited liability company (herein called “Buyer”), having as its address 8150 N. Central Expressway, Campbell Centre II, Suite 1201, Dallas, Texas, 75206-1805. Seller and Buyer each may be referred to in this Assignment individually as a “Party” and collectively as the “Parties.”
BACKGROUND
     Pursuant to that certain Purchase Agreement, dated as of _____________, 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between Seller and Buyer, Seller has agreed to sell, assign, convey, transfer and deliver all of the right, title and interest in the Assets (as defined below) to Buyer at and as of the Effective Time, and Buyer has agreed to purchase and acquire such Assets from Seller, all as more fully described in the Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE III
GRANTING AND RESERVATION CLAUSES; HABENDUM CLAUSE
     3.1 Grant. For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, Seller has granted, transferred, bargained, sold, conveyed, and assigned, and does hereby grant, transfer, bargain, sell, convey, and assign to Buyer, for all purposes at and as of the Effective Time, the Net Revenue Interests and Working Interests shown on Exhibit A and any greater interest which Seller may have in and to the following, solely with respect to the Shallow Rights (as hereinafter defined) (collectively, the “Assets”):
          (a) Subject to the reservations set forth in Section 1.2:
          (1) the Shallow Rights (as hereafter defined) only in the oil, gas and/or mineral leases described in Exhibit A hereto (and in and to any ratifications and/or
Assignment Conveyance and Bill of Sale

amendments to such leases, whether or not such ratifications or amendments are described in Exhibit A, (individually, a “Lease,” and collectively, the “Leases”);
          (2) the oil and gas and other wells listed on Exhibit B (the “Wells”); and
          (3) the lands associated with and subject to the Leases; and
          (b) all of the pooling and unitization agreements, hydrocarbon purchase and sale contracts, leases, pooling agreements, unitization agreements, permits, rights-of-way, easements, servitudes, licenses, options, surface leases, surface fee interests, orders and other contracts or agreements associated with the Leases and Wells (collectively, the “Property Agreements”);
          (c) all of the tangible personal property, fixtures and improvements now and as of the Effective Time on, appurtenant to or used in connection with the Assets or with the production, treatment, storage, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Leases, including, without limitation, all Wells, wellhead equipment, fixtures, casing and tubing, all production, storage, treating, compression, dehydration, delivering, salt water disposal and other facilities of every kind, character and description, used or usable solely in connection with the production, treatment, storage, delivery, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Assets (the “Personal Property”);
          (d) Hydrocarbons produced from the Leases, and the accounts and proceeds from the sale thereof to the extent the Hydrocarbons have been produced, or accrued, or is held on the Leases or in the tanks from and after the Effective Time (the “Production”);
          (e) Any and all leases, right-of-way agreements, easements or servitudes used or held for use primarily in connection with the operation of the Assets, including associated pipe, valves, JT units, gas treating plants and gas processing plants (the “Pipelines”); and
          (f) all books, records, files or copies thereof, in Seller’s possession relating directly to the Assets, including, without limitation, geological, plats, surveys, maps, cross sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and all related matters, division of interest records, division orders, lease files, title opinions, abstracts, lease operating statements and all other accounting information, marketing reports, statements, gas balancing information and all other marketing information, all geophysical and seismic records except to the extent that the transfer of such geophysical or seismic records would violate existing licensing or other contractual restrictions on such transfer, but excluding all tax returns (the “Books and Records”).
     3.2 Excluded Assets. Seller hereby reserves to itself, and does not assign to Seller, the following assets:
Assignment Conveyance and Bill of Sale

          (a) all rights, title, and interest of Seller in and to the Deep Rights (as hereafter defined) in the oil and gas leases listed on Exhibit A, wells, Hydrocarbons, personal property and equipment, the agreements listed on Exhibit D, operational rights, contract rights, unit rights, rights of ingress and egress, road, pipeline, and other easement and/or servitude rights, and any other rights, titles, interests, permits, or privileges that relate directly to or are used in connection with the Deep Rights, including exploration for, drilling for, development of, operations for, and production, transportation, processing, and marketing of Hydrocarbons from the Deep Rights;
          (b) equal rights of ingress and egress to the surface of the Properties, in accordance with the terms of that certain Lease Maintenance and Cooperation Agreement between Buyer and Seller of even date herewith;
          (c) other personal property and intangibles more specifically described in the Agreement;
          (d) any Personal Property, including but not limited to, pipelines, fixtures, tanks, or equipment, located on the Assets that belong to third parties (other than affiliates of Seller), such as lessors or purchasers of Hydrocarbons;
          (e) any Lease, the transfer of which to Buyer is prohibited by any bona fide third party restriction or legal requirement and of which the necessary consents to transfer are not obtained as contemplated by Section 7.3 of the Agreement;
          (f) any portion of the Pipeline, the transfer of which to Buyer is restricted by any legal requirement and of which the necessary authorizations or consents to transfer under such legal requirement are not obtained;
          (g) all documents of Seller that may be protected by an attorney-client privilege; and
          (h) the Assets described on Schedule 1.26.
     3.3 Habendum. TO HAVE AND TO HOLD, subject to the terms, exceptions and other provisions herein stated, the Assets unto Buyer and its successors and assigns forever.
     3.4 Representations and Warranties. Seller warrants title by, through and under Seller, but not otherwise, except for that limited warranty, this Assignment is made without warratny of any kind, express, implied or statutory. Seller also hereby grants and transfers to Buyer, to the extent transferable, the right of full substitution and subrogation to, the benefits of, and the right to enforce, all covenants and warranties which Seller is entitled to enforce with respect to the Assets.
ARTICLE IV
MISCELLANEOUS
Assignment Conveyance and Bill of Sale

     4.1 Governing Agreement. This Assignment is expressly made subject to the terms and provisions of the Agreement. The delivery of this Assignment shall not affect, enlarge, diminish, or otherwise impair any of the representations, warranties, covenants, conditions, indemnities, terms, or provisions of the Agreement. In the event of a conflict between the terms and provisions of this Assignment and the terms and provisions of this Agreement, the terms and provisions of this Assignment shall govern and control.
     4.2 Assumption of Plugging Obligations. Buyer hereby agrees to assume, and does assume, all of Seller’s obligations to properly plug and abandon the Wells, restore the surface of the lands associated therewith, and otherwise comply with all applicable reclamation requirements, according to the terms of the Leases and the rules and regulations of governmental authorities having jurisdiction.
     4.3 Assumption of Other Obligations. This Assignment is made expressly subject to, and Buyer agrees to assume and be bound by and to bear all costs and expenses arising out of, before, on and after the Effective Time, Seller’s share of the following: (i) the Assumed Liabilities (as defined in the Agreement); (ii) all terms, covenants, obligations and conditions in instruments and assignments in the chain of title of the Leases; and (iii) the environmental condition of the Assets.
     4.4 Disclaimer. The Parties agree that to the extent required to be operative, the following disclaimers of certain warranties contained in this paragraph are “conspicuous” disclaimers for the purposes of any applicable law, rule or order, to wit: Except as set forth herein or in the Agreement, this Assignment is made and accepted upon the understanding and agreement that the personal property conveyed hereby is sold and assigned and accepted by Buyer AS IS, WHERE IS, in its current condition, without any warranties whatsoever, express, implied or statutory, of marketability, quality, condition, merchantability or fitness for a particular purpose or use, all of which warranties are expressly disclaimed.
     4.5 Certain Defined Terms:
          (a) “Effective Time” means 7:00 am, Central Standard Time on July 1, 2010.
          (b) “Hydrocarbons” means the oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons, products refined and manufactured therefrom;
          (c) “Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Leases or production therefrom, that are: (i) legally binding and enforceable at law or in equity; and (ii) the obligation with respect to which was created prior to the Effective Time, whether or not conveyed or of record prior to such date.
          (d) “Net Revenue Interest” means the decimal ownership of the lessee in production from a Lease, after deducting all applicable Lease Burdens.
Assignment Conveyance and Bill of Sale

          (e) “Working Interest” means that interest which bears a share of all costs and expenses proportionate to the interest owned, associated with the exploration, development and operation of a Lease and the Wells associated therewith, that the owner of a Lease is required to bear and pay by reason of such ownership, expressed as a decimal.
          (f) “Deep Rights” means all intervals, formations, strata and depths located below the subsurface depth which is the stratigraphic equivalent of the base of the Cotton Valley Sand Formation, (i) with respect to the Raintree-Loco Bayou Field, being the correlative measured depth of 14,303 feet on the electric log of the Tom Brown/Encana #3 P.G. Crossman well, located in the J. Durst Survey, A-201, Angelina County, Texas, (ii) with respect to the Naconichie Creek Field, being the correlative measured depth of 13,245 on the electric lob of the Goodrich #2 Middlebrook well, located in the A. Sanchez Survey, A-501, Nacogdoches County, Texas, (iii) with respect to the East Gates Field, being the correlative measured depth of 13,543 feet on the electric log of the Amoco #1 G.H. Henderson well, located in the W.H. White Survey, A-645, Angelina County, Texas, and (iv) with respect to the Bethany-Longstreet Field, being the correlative measured depth of 10,020 feet on the electric log of the Goodrich #2 E. Talbert well, located in Section 15-T14N-R16W, Caddo Parrish, Louisiana.
          (g) “Shallow Rights” means all intervals, formations, strata and depths from the surface of the earth to the top of the Deep Rights.
          (h) Any other capitalized term not otherwise defined in this Assignment shall have the meaning set forth for such term in the Agreement.
     4.6 Further Assurances. The Parties agree to take all such further actions and to execute, acknowledge, and deliver all such further documents as are necessary or useful to effectively convey, transfer to or vest in Buyer the Assets or to enable Buyer to realize upon or otherwise enjoy any of the Assets or to carry into effect the intent and purposes of the Agreement and this Assignment.
     4.7 Successors and Assigns. The provisions of this Assignment shall bind and inure to the benefit of Seller and Buyer and their respective successors and assigns.
     4.8 GOVERNING LAW. THIS ASSIGNMENT AND THE LEGAL RELATIONS BETWEEN SELLER AND BUYER HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.
     4.9 Exhibits. All exhibits and schedules attached hereto are hereby made a part hereof and incorporated herein by this reference. References in such exhibits to instruments on file in the public records are notice of such instruments for all purposes. Unless provided otherwise, all recording references in such exhibits and schedules are to the appropriate records of the counties in which the Assets are located.
Assignment Conveyance and Bill of Sale

     4.10 Captions. The captions and article and section numbers in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment.
     4.11 Counterparts. This Assignment may be executed in one or more originals for recording in multiple counties, but all of which together shall constitute one and the same instrument. Exhibit A may be redacted for filing in each county, such that the exhibit filed in any county will describe only those properties in that county.
     This Assignment is executed and delivered on the date set forth above, to be effective for all purposes as of the Effective Time.

Witnesses:	SELLER GOODRICH PETROLEUM COMPANY, L.L.C.
By:
Michael J. Killelea
Senior Vice President, General Counsel and Corporate Secretary

Witnesses:	BUYER SND OPERATING, L.L.C.
By:
Name:
Title:

[ACKNOWLEDGMENTS ON FOLLOWING PAGE]
Assignment Conveyance and Bill of Sale

Acknowledgments

THE STATE OF LOUISIANA	§

§

PARISH OF _________	§
This instrument was acknowledged before me on this ____ day of _______, 2010, by Michael J. Killelea, the Senior Vice President, General Counsel and Corporate Secretary of Goodrich Petroleum Company, L.L.C., a Louisiana liability company, on behalf of said company.

Notary Public in and for the State of Louisiana

Printed Name:

I.D. No.:

Commission Expires:

THE STATE OF LOUISIANA	§

§

PARISH OF _________	§
This instrument was acknowledged before me on this ____ day of _______, 2010, by ___________________, the _______________________, of SND Operating , L.L.C., a Texas limited Liability Company, on behalf of said company.

Notary Public in and for the State of Louisiana

Printed Name:

I.D. No.:

Commission Expires:

Assignment Conveyance and Bill of Sale

Acknowledgments

THE STATE OF TEXAS	§

§

COUNTY OF HARRIS	§
This instrument was acknowledged before me on this ____ day of _______, 2010, by Michael J. Killelea, the Senior Vice President, General Counsel and Corporate Secretary of Goodrich Petroleum Company, L.L.C., a Louisiana liability company, on behalf of said corporation.
___________

Notary Public, State of Texas

THE STATE OF TEXAS	§

§

COUNTY OF DALLAS	§
This instrument was acknowledged before me on this ____ day of _______, 2010, by ___________________, as _______________________, a ______________________, on behalf of said _________________.
___________

Notary Public, State of Texas

Assignment Conveyance and Bill of Sale

EXHIBIT A
TO ASSIGNMENT, CONVEYANCE AND BILL OF SALE
LEASES
Exhibit A attached to the
Assignment Conveyance and Bill of Sale

EXHIBIT B
TO ASSIGNMENT, CONVEYANCE AND BILL OF SALE
WELLS
Exhibit B-2

EXHIBIT C
FORM OF FIRPTA AFFIDAVIT
CERTIFICATE OF NON-FOREIGN STATUS
     Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property, rather than the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Goodrich Petroleum Company, L.L.C. (“Seller”), the undersigned hereby certifies under penalties of perjury the following on behalf of Seller:
1.	Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations) nor a nonresident alien for U.S. income tax purposes;

2.	Seller is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii);

3.	Seller’s U.S. employer identification number is _____________; and

4.	Seller’s office address is 801 Louisiana, Suite 700, Houston, Texas, 77002.
     Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
     Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

GOODRICH PETROLEUM COMPANY, L.L.C.
By:		Date: ________________________
Name:
Title:

FIRPTA Affidavit

STATE OF TEXAS	§

§

COUNTY OF HARRIS	§
     This instrument was acknowledged before me on this _____ day of _____________, 2010 by _________________, __________________ of Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company, on behalf of said corporation.

Notary Public

My Commission Expires:

FIRPTA Affidavit

Exhibit “D”
To Purchase and Sale Agreement dated October 27, 2010, by and between Goodrich Petroleum Company, L.L.C., as Seller, and
SND Operating, L.L.C., as Buyer
LEASE MAINTENANCE AND COOPERATION AGREEMENT
     This Lease Maintenance and Cooperation Agreement (this “Agreement”), effective as of __________________________, 2010 (the “Effective Date”), is by and between Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company, whose address is 801 Louisiana St., Suite 700, Houston, Texas 77002 (“Seller”) and SND Operating, L.L.C., a Texas limited liability company, whose address is 8150 N. Central Expressway, Campbell Centre II, Suite 1201, Dallas, Texas 75206-1805 (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” or collectively as the “Parties.”
RECITALS
Pursuant to the closing of the transactions contemplated by that certain Purchase and Sale Agreement between the Parties dated October 27, 2010 (the “PSA”), Buyer has acquired all of Seller’s undivided interests within the Shallow Rights in certain oil, gas, and mineral properties and related assets and contracts. Pursuant to the PSA, the Parties are executing this Agreement regarding the matters hereinafter set forth.
AGREEMENT
For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1. Defined Terms. For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Section 1 when capitalized:
“Assignment” — as defined in the PSA.
“Buyer Indemnified Party” — as defined in the PSA.
“Deep Rights” — as defined in the PSA.
“Equipment” — as defined in the PSA.

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“Excluded Leases” — the oil, gas, and mineral leases conveyed by Seller to Buyer under the Instruments of Conveyance in which, as of the Effective Date, Seller no longer owns an interest in the Deep Rights (including (a) leases in which the lessor or a prior assignor reserved the Deep Rights, and (b) leases under which the Deep Rights have already terminated pursuant to the terms of such leases), as set forth on Schedule 1.
“Hydrocarbons” — as defined in the PSA.
“Laws” — as defined in the PSA.
“Leases” — the oil, gas, and mineral leases conveyed by Seller to Buyer under the Assignment; expressly excluding, however, the Excluded Leases.
“Losses” — as defined in the PSA.
“Renewal Lease” — as defined in Section 10(b).
“Renewal Lease Acquisition Costs” — as defined in Section 10(b).
“Schedule 6 Leases” — Leases that, as of the Effective Date, are being maintained pursuant to their terms by production from only the Shallow Rights.
“Schedule 7 Leases” — Leases that, as of the Effective Date, are being maintained pursuant to their terms by (i) the annual payment of delay rentals during the primary term or (ii) the payment of shut-in royalty on a well which is capable of producing in paying quantities from the Shallow Rights but is currently shut-in.
“Schedule 8 Leases” — Leases that, as of the Effective Date, are (i) within their Primary Term (b) have no remaining delay rental payment due (iii) have no shut-in wells in the Shallow Rights and (iv) are not otherwise being maintained as to the Deep Rights.
“Schedule 9 Leases” — Leases, as to which, as of the Effective Date, operations on or production from the Deep Rights are sufficient to maintain the Leases in force and effect as to the Deep Rights.
“Seller Indemnified Party” as defined in the PSA.
“Shallow Rights” — as defined in the PSA.
“Surface Rights” — as defined in the PSA.
“Top Lease” — an oil and gas lease covering any interest that is subject to an effective Lease, which is acquired while such Lease is still in effect and is designed to become effective upon the expiration or termination of such existing Lease.
     2. Term. This Agreement shall commence on the Effective Date and shall remain in force and effect as to each Lease for so long as such Lease remains in force and effect. Notwithstanding the full or partial termination of this Agreement, however, any

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obligations of the Parties which by their nature would survive the termination of this Agreement (including the Parties’ respective obligations under Sections 4, 5, and 16), shall survive the termination of this Agreement indefinitely.
     3. Cooperation.
     (a) From and after the Effective Date, each Party covenants and agrees to conduct its operations on the Leases as a prudent operator with due regard for the other Party’s rights and interests to facilitate the development of the Leases, including due regard for the other Party’s Equipment.
     (b) Buyer shall have the exclusive right to drill, operate, produce, and sell Hydrocarbons from wells completed within the Shallow Rights under the Leases, and Seller shall have the exclusive right to drill wells completed within the Deep Rights through the Shallow Rights, and to drill, complete, operate, produce, and sell Hydrocarbons from wells completed within the Deep Rights under the Leases.
     (c) Each Party shall notify the other prior to commencing operations on any Lease, providing reasonable detail with respect to the planned operations. Further, the Parties agree to maintain a regular sharing of information and correspondence between each other concerning their respective operations on the Leases.
     (d) Buyer covenants that none of its operations in the Shallow Rights shall unreasonably interfere with Seller’s present and future rights to obtain permits prior to drilling or to drill, operate, complete, and produce Hydrocarbons from the Deep Rights. Seller covenants that none of its operations in the Deep Rights shall unreasonably interfere with Buyer’s present and future rights to obtain permits prior to drilling or to drill, operate, complete, and produce Hydrocarbons from the Shallow Rights.
     (e) In connection with their respective operations, each Party further covenants not to unreasonably interfere with the surface operations of the other Party, including the laying of pipelines. Each Party agrees to use commercially reasonable efforts to accommodate requests by the other Party regarding rights and agreed terms to share use, access, and/or ownership of any and all Surface Rights. Except as otherwise provided in this Agreement (including Section 5), however, neither Party shall have the right to use any Equipment of the other Party in connection with its operations, without such Party’s prior written consent (which consent may be granted or denied at the sole discretion of such Party).
     (f) Unless required by the terms of the Leases or by Legal Requirement, neither Party shall, without at least thirty (30) days prior written notice to and subsequent consent from the other Party, undertake to (i) dispose of, encumber, surrender, release, relinquish, or otherwise adversely affect any of the rights or interests of the other Party in, on, or under the Leases, (ii) waive, compromise, or settle any material right or claim with respect to any of the other Party’s rights or interests in the Leases, (iii) pool, unitize, or otherwise modify or terminate any of the other Party’s interests in the Leases, or (iv)

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take any other action reasonably expected to be materially adverse or detrimental to the other Party’s rights and interests in the Leases, including such other Party’s Equipment.
     (g) Upon reasonable notice, the Parties shall furnish, or cause to be furnished to each other, access, during normal business hours, to such information relating to the Leases as is available and is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports, forms, or the defense of any tax claim or assessment and any other contractual or property management obligations.
     4. Joint Use Of Roads. Subject to the terms of existing agreements, each Party shall have the right to reasonable joint use of any access roads constructed by the other Party for use in its operations on the Leases. Each Party shall cooperate with the other Party to maintain the roads in generally as good condition as existed prior to such joint use. Each Party shall commence repairs of any damages it causes to such roads within thirty (30) days after causing such damage, and complete such repairs with commercially reasonable diligence.
     5. Plugging and Abandonment of Wells.
     (a) Buyer shall not at any time abandon, relinquish, surrender, or otherwise permit to expire its leasehold interest in any Lease, or plug and abandon the last producing well or wells capable of production from the Shallow Rights on the applicable Lease acreage, without first giving Seller written notice of such desire and intention at least sixty (60) days before said leasehold interest is to be abandoned, relinquished, surrendered, or otherwise permitted to expire, or the last producing well or wells capable of producing from the Shallow Rights on the applicable Lease is to be plugged and abandoned. Seller shall have thirty (30) days after receipt of such notice within which to notify Buyer whether Seller elects to take over the leasehold interest of Buyer in the applicable Lease. If Seller elects to take over the leasehold interest of Buyer in any Lease, Buyer shall promptly assign to Seller such leasehold interest, using the form of assignment in Exhibit B-1 for a Texas Lease or Exhibit B-2 for a Louisiana Lease.
     (b) With respect to any of Buyer’s wells that are not the last well producing or capable of producing from the Shallow Rights on a Lease, if Buyer determines to permanently plug and abandon such well, Buyer shall give written notice to Seller sixty (60) days in advance, and Seller shall have thirty (30) days after receipt of such notice within which to notify Buyer whether Seller elects to take over the leasehold interest of Buyer in the applicable Lease, insofar and only insofar as it covers the wellbore for such well. Failure by Seller to respond within such time period shall constitute an election by Seller not to take over such leasehold interest. If Seller elects to take over the leasehold interest of Buyer in any Lease, Buyer shall promptly assign to Seller such leasehold interest, together with all of Buyer’s interest in said well and associated equipment, and the right to use the wellbore to rework or complete and produce from any zone or formation, using the form of assignment in Exhibit B-1 for a Texas Lease or Exhibit B-2 for a Louisiana Lease.

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     (c) If Seller elects not to take over any such well, Buyer shall, in compliance with all relevant law and lease obligations, properly plug and abandon any and all wells which Seller does not elect to take over, and shall, within a reasonable time thereafter, remove all leasehold material and debris placed on the leased premises by Buyer and restore the applicable surface of the leased premises, all at Buyer’s sole risk and expense.
     6. Schedule 6 Leases: Leases Being Maintained as to the Deep Rights by Production from the Shallow Rights.
     (a) Buyer shall permit Seller to have reasonable access, at Seller’s sole risk and cost, to the wells being operated by Buyer on the Schedule 6 Leases.
     7. Schedule 7 Leases: Leases Being Maintained as to the Deep Rights by Payment of Delay Rentals or Shut-in Royalty from Wells Drilled in the Shallow Rights.
     (a) Buyer shall give Seller notice, no less than forty-five (45) days before any delay rental or shut-in royalty payment is due under a Schedule 7 Lease, if Buyer does not intend to pay such delay rental or shut-in royalty.
     (b) Seller may proceed to make any such delay rental or shut-in royalty payment which Buyer does not intend to pay, whereupon Buyer shall assign to Seller all rights in the Leases or portions thereof which would not be maintained in the absence of such payment, without recourse or warranty.
     (c) Seller shall notify Buyer if it commences operations on the Deep Rights in any Schedule 7 Lease, at which time Buyer’s obligations under this Section shall be suspended. If such operations do not result in commercial production sufficient to maintain the Deep Rights in such Schedule 7 Lease, or if commercial production is obtained but thereafter ceases, Seller shall notify Buyer of such event, whereupon Buyer’s obligations under this Section shall resume.
     8. Schedule 8 Leases: Primary Term Leases Having No Production or Operations, No Remaining Delay Rentals, and No Shut-in Wells Drilled.
     (a) If neither Party has commenced operations on a Schedule 8 Lease by the date which is six (6) months before the expiration of its primary term, each Party, upon request of the other Party, agrees to meet in person or by phone to attempt to reach a mutual decision whether to commence operations in the Shallow Rights or Deep Rights under such Lease, attempt to renew or extend such Lease (subject to Section 10 below), or allow the Lease to expire. There shall be no obligation on either Party to commence operations on a Schedule 8 Lease in the absence of a mutual agreement.
     9. Schedule 9 Leases: Leases with Current Operations on or Production from the Deep Rights.

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     (a) Seller shall not at any time abandon, relinquish, surrender, or otherwise permit to expire its leasehold interest in any Schedule 9 Lease or plug and abandon the last producing well or wells capable of production from the Deep Rights on the applicable lease acreage, without first giving Buyer written notice of such desire and intention at least sixty (60) days before said leasehold interest is to be abandoned, relinquished, surrendered, or otherwise permitted to expire, or the last producing well or wells capable of producing from the Deep Rights on the applicable lease is to be plugged and abandoned. Buyer shall have thirty (30) days after receipt of such notice within which to notify Seller whether Buyer elects to take over the leasehold interest of Seller in the applicable lease. If Buyer elects to take over the leasehold interest of Seller any Schedule 9 Lease, Buyer shall promptly assign to Seller such leasehold interest, using the form of Assignment in Exhibit B-1 for a Texas lease or Exhibit B-2 for a Louisiana lease.
     (b) With respect to any of Seller’s wells that are not the last well producing or capable of producing from the Deep Rights on a Schedule 9 Lease, if Seller determines to permanently plug and abandon such well, Seller shall give written notice to Buyer sixty (60) days in advance, and Buyer shall have thirty (30) days after receipt of such notice within which to notify Seller whether Buyer elects to take over the leasehold interest of Seller in the applicable lease, insofar and only insofar as it covers the wellbore for such well. Failure by Buyer to respond within such time period shall constitute an election by Buyer not to take over such leasehold interest. If Buyer elects to take over the leasehold interest of Seller in any lease, Seller shall promptly assign to Buyer such leasehold interest, together with all of Seller’s interest in said well and associated equipment, and the right to use the wellbore to rework or complete and produce from any zone or formation, using the form of Assignment in Exhibit B-1 for a Texas lease or Exhibit B-2 for a Louisiana lease.
     (c) If Buyer elects not to take over any such well, Seller shall, in compliance with all relevant law and lease obligations, properly plug and abandon any and all wells which Buyer does not elect to take over, and shall, within a reasonable time thereafter, remove all leasehold material and debris placed on the leased premises by Seller and restore the applicable surface of the leased premises, all at Seller’s sole risk and expense.
     10. Renewals and Extensions.
     (a) If either Party obtains a renewal, replacement by new lease, or other extension of a Lease (collectively, a “Renewal Lease”), it shall promptly notify the other Party in writing of such acquired Renewal Lease. Such notice shall include a copy of the Renewal Lease, plat, and all of the related terms and conditions under which the Renewal Lease was acquired, including any bonus consideration and land costs (collectively, the “Renewal Lease Acquisition Costs”). Buyer or Seller (as applicable) shall have thirty (30) days after receipt of the offer to notify the other Party in writing of its intent to acquire the Shallow Rights or Deep Rights (as applicable) in such Renewal Lease. Failure to respond within such time period shall constitute an election not to acquire the Shallow Rights or Deep Rights (as applicable) in such Renewal Lease.

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     (b) If the non-acquiring Party elects not to acquire the Shallow Rights or Deep Rights (as applicable) in such Renewal Lease, then such Renewal Lease shall not be subject to this Agreement. In addition, if Buyer elects not to acquire the Shallow Rights in a Renewal Lease acquired by Seller, then Buyer shall promptly reassign to Seller the applicable Lease being extended, renewed, or replaced by such Renewal Lease, using the form of assignment in Exhibit B-1 for a Texas Lease or Exhibit B-2 for a Louisiana Lease, whereupon such Lease shall no longer be subject to this Agreement.
     (c) If Seller elects to acquire the Deep Rights in a Renewal Lease acquired by Buyer, Buyer shall execute and deliver an assignment to Seller of the Deep Rights therein, using the form of assignment in Exhibit B-1 for a Texas Renewal Lease or Exhibit B-2 for a Louisiana Renewal Lease, and upon receipt and acceptance of same, Seller shall reimburse Buyer for fifty percent (50%) of Buyer’s Renewal Lease Acquisition Costs for such Renewal Lease. If Buyer elects to acquire the Shallow Rights in a Renewal Lease acquired by Seller, Seller shall execute and deliver an assignment to Buyer of the Shallow Rights therein, using the form of assignment in Exhibit B-1 for a Texas Renewal Lease or Exhibit B-2 for a Louisiana Renewal Lease, and upon receipt and acceptance of same, Buyer shall reimburse Seller for fifty percent (50%) of Seller’s Renewal Lease Acquisition Costs for such Renewal Lease. Thereafter, such Renewal Lease shall be subject to this Agreement.
     11. Royalties. Each Party shall be solely responsible for the payment of any and all royalty due on its own production, including shut-in royalties.
     12. Notice of Ownership Changes. If either Party receives notice from a third party of any change in ownership of any royalty, delay rental, third party working interest, or other interest in any Lease, it shall promptly provide the other Party with a copy of such notice and any supporting documents included therewith.
     13. Top Leases. Top Leases shall be treated as Renewal Leases under Section 10 above.
     14. Ad Valorem Taxes. Each Party shall be responsible for ad valorem taxes on its own production from the Leases. If ad valorem taxes are assessed on a Lease or tract basis rather than a well-by-well basis, then the Parties shall agree to a reasonable allocation of such taxes based on their respective sales of Hydrocarbons from the Lease or tract during the relevant tax period.
     15. Indemnification. Seller shall defend, indemnify, and hold harmless each Buyer Indemnified Party for, and shall pay to the Buyer Indemnified Party the amount of any Losses incurred by the Buyer Indemnified Party arising from Seller’s operations on the Leases, whether or not based upon strict liability or caused by the sole or concurrent negligence (whether active or passive) of any of Buyer Indemnified Party, or any third party, unless such injury was occasioned solely by the gross negligence or intentional tort of any Buyer

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Indemnified Party. Likewise, Buyer shall defend, indemnify, and hold harmless each Seller Indemnified Party for, and shall pay to the Seller Indemnified Party the amount of any Losses incurred by the Seller Indemnified Party arising from Buyer’s operations on the Leases, whether or not based upon strict liability or caused by the sole or concurrent negligence (whether active or passive) of any Seller Indemnified Party, or any third party, unless such injury was occasioned solely by the gross negligence or intentional tort of any Seller Indemnified Party. The Parties agree that the obligations of the indemnifying Party to indemnify the indemnified party shall be without regard to the negligence or strict liability of the indemnified party, whether the negligence or strict liability is active, passive, joint, concurrent, or sole. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.
     16. Disclaimer of Joint Liability. This Agreement shall not create the relationship of a partnership or joint venture between the Parties, and no single act done by either Party pursuant to the provisions hereof shall operate to create such relationship, nor shall the provisions of this Agreement be construed as creating such relationship. The liability of the Parties shall be several and not joint or collective, and each Party shall be responsible only for its own obligations as herein set forth.
     17. Governing Law. This Agreement shall be governed by the laws of the State of Texas without regard to conflicts of laws principles.
     18. Jurisdiction; Service of Process. Any action or proceeding seeking a temporary or preliminary injunction to enforce any provision of, or based on any right arising out of, this Agreement or the must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each Party consents to the jurisdiction of such courts (and of the appropriate appellate courts) for such limited purpose in any such action or proceeding and waives any objection to venue laid therein for such limited purpose. Process in any action or proceeding referred to in the preceding sentence may be served on either Party anywhere in the world.
     19. Notices. All written notices, requests, and other communications under this Agreement shall be provided in accordance with the terms of the PSA.
     20. Entire Agreement and Modification. Except for the PSA, this Agreement supersedes all prior agreements between the Parties with respect to its subject matter, and together with the PSA constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by both Parties. No representation, promise, inducement, or statement of intention with respect to the

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subject matter of this Agreement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth.
     21. Assignments, Successors, and No Third-Party Rights. Neither Party may assign any of its rights under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party), and in the event of such consent, such assignment nevertheless shall not relieve such Party of any of its obligations under this Agreement without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement or any other agreement contemplated herein (and Buyer Indemnified Party and Seller Indemnified Party who are entitled to indemnification under Section 17), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the parties to this Agreement and such other agreements (and Buyer Indemnified Party and Seller Indemnified Party who are entitled to indemnification under Section 17), and their respective successors and permitted assigns.
     22. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
     23. Section Headings, Construction. The headings of Sections, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Exhibit,” or “Schedule” refer to the corresponding Section, Exhibit, or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,’ “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Exhibit, Schedule, or other provision of this Agreement. Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of this Agreement. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

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     24. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and both of which, when taken together, shall be deemed to constitute one and the same agreement.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER: Goodrich Petroleum Company, L.L.C.
By:
Name:
Its:

BUYER: SND Operating, L.L.C.
By:
Name:
Its:

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